Exhibit 2.1
STOCK PURCHASE AGREEMENT
dated February 19, 2007
BY AND AMONG
DANGAARD HOLDING A/S, DANGAARD TELECOM A/S,
BRIGHTPOINT, INC.
AND
NORDIC CAPITAL FUND VI (CONSISTING OF:
NORDIC CAPITAL VI ALPHA, L.P., NORDIC CAPITAL BETA, L.P.,
NC VI LIMITED AND NORDIC INDUSTRIES LIMITED)

STOCK PURCHASE AGREEMENT

Parties:	Dangaard Holding A/S
A Danish company (“Shareholder”)
c/o Nordic Capital
Sankt Annæ Plads 11
1250 Copenhagen K
Denmark

Dangaard Telecom A/S
A Danish company (“Target”)
Transitvej 12
6330 Padborg
Denmark

Brightpoint, Inc.
An Indiana corporation (“Parent”)
2601 Metropolis Parkway, Suite 210
Plainfield, Indiana 46168

Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner, Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company (collectively, “Nordic”)
22 Grenville Street
St. Helier Jersey JE4 8PX
Channel Islands

Date:	February 19, 2007
     Background: Whereas Target and its Subsidiaries are in the business, among other things, of distributing mobile phone products, and providing logistical services, mobile accessories and smart phone solutions (the “Target Business”); Whereas Shareholder owns all of the issued and outstanding shares of capital stock of Target (the “Target Stock”); Whereas the parties desire that Shareholder sell and Parent buy all of the Target Stock, all on the terms and subject to the conditions set forth in this Stock Purchase Agreement (the “Agreement”).
     Now Therefore Intending To Be Legally Bound, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:
SECTION 1. Defined Terms
     Defined terms used in this Agreement are defined in this Section 1 as follows:

     1.1 “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.
     1.2 “Acquisition Proposal” shall have the meaning given that term in Section 6.4.2.
     1.3 “Agreement” shall have the meaning given that term in the recitals to this Agreement.
     1.4 “Antitrust Laws” means the antitrust and competition laws of the United States, the European Union or Denmark.
     1.5 “Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.
     1.6 “Break-Up Fee” shall have the meaning given that term in Section 10.2.2.
     1.7 “Business Day” shall have the meaning given that term in Section 12.5.
     1.8 “Business Facility” shall have the meaning given that term in Sections 4.19.3 and 5.19.3, as applicable.
     1.9 “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of a Person.
     1.10 “Closing” shall have the meaning given that term in Section 8.1.
     1.11 “Closing Date” shall have the meaning given that term in Section 8.1.
     1.12 “Code” means the United States Internal Revenue Code of 1986, as amended.
     1.13 “Confidentiality Agreement” shall have the meaning given that term in Section 6.4.
     1.14 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.
     1.15 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, bonds, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.
     1.16 “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.
     1.17 “Danish Tax Order” means the written approval of the Danish Tax Authorities dated January 26, 2007 and attached hereto as Annex I.
     1.18 “Defense” shall have the meaning given that term in Section 11.2.2.
     1.19 “EC Act” means Articles 81 and 82 of the European Community Treaty.
     1.20 “Employee Benefit Plan” means any employee benefit plan and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, but not including employment Contracts with individual employees.
     1.21 “Encumbrance” means any lien, super lien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.
     1.22 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     1.23 “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.
     1.24 “Escrow Account” means the account set up pursuant to the Escrow Agreement.
     1.25 “Escrow Agent” shall have the meaning given that term in Section 3.2.
     1.26 “Escrow Agreement” shall have the meaning given that term in Section 3.2.
     1.27 “Escrow Shares” shall have the meaning given that term in Section 3.2.
     1.28 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

     1.29 “Facility Amendment” and “Facility Amendments” shall have the meanings given those terms in Section 6.6.2.
     1.30 “Financial Statements” shall have the meaning given that term in Section 4.7.2.
     1.31 “GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.
     1.32 “Governmental Body” means the United States, European Union or other: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing Authority power of any nature.
     1.33 “Hazardous Substances” means: (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” or “toxic substances,” under any Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable Law or regulation.
     1.34 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     1.35 “IFRS” means International Financial Reporting Standards.
     1.36 “including” means including but not limited to.
     1.37 “Indemnification Excess” shall have the meaning given that term in Section 6.16.
     1.38 “Indemnification Matter” shall have the meaning given that term in Section 11.2.
     1.39 “Indemnification Notice” shall have the meaning given that term in Section 11.1.
     1.40 “Indemnification Proceeds” shall have the meaning given that term in Section 6.16.
     1.41 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.
     1.42 “Intangible” means any name, corporate name, domain name, fictitious name, brand name, product name, slogan, trade secret, know-how, website, design, logo, formula, invention, product right, technology, Intellectual Property Right or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative or inactive and whether owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, and whether arising under statutory or common law in any jurisdiction throughout the world or otherwise.
     1.43 “Intellectual Property Rights” means any and all intellectual property rights and industrial property rights arising under statutory or common law, contract, or otherwise, and whether or not perfected, including all: (a) Patents; (b) rights associated with works of authorship including copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, trademark applications, service marks, service mark applications, trade names, logos, symbols, and the like; (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (f) rights analogous to those set forth in this “Intellectual Property Rights” definition and any and all other proprietary rights relating to the foregoing in any jurisdiction throughout the world, including all rights to sue for past, present and future infringement.
     1.44 “Internal Controls” shall have the meaning given that term in Section 4.7.2.
     1.45 “IRS” means the United States Internal Revenue Service.
     1.46 “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.
     1.47 “June Stock Purchase Agreement” shall have the meaning given that term in Section 6.16.
     1.48 “to Parent’s knowledge” and similar phrases mean the actual knowledge or implied knowledge of the individuals listed on Schedule 1.48 attached hereto. For this purpose, “implied knowledge” means all information available in the books, records and files of Parent and all information such individuals should have reasonably known in the course of operating and managing the business and affairs of Parent and its Subsidiaries.
     1.49 “to Shareholder’s knowledge” and similar phrases mean the actual knowledge or implied knowledge of the individuals listed on Schedule 1.49 attached hereto. For this purpose, “implied knowledge” means all information available in the books, records and files of Target and all information such individuals should have reasonably known in the course of operating and managing the business and affairs of Target and its Subsidiaries.
     1.50 “Latest Balance Sheet” shall have the meaning given that term in Section 4.7.2.

     1.51 “Latest Balance Sheet Date” shall have the meaning given that term in Section 4.7.4.
     1.52 “Law” means any provision of any United States, European Union or other foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, including common law.
     1.53 “Lender” or “Lenders” means, in the case of Parent, Bank of America, N.A. or, in the case of Target, collectively, Nordea Bank and Fortis Bank, such definitions used herein as the context requires.
     1.54 “Losses” shall have the meaning given that term in Section 11.1.
     1.55 “Material Adverse Effect” shall mean, with respect to any Person, any effect, event or occurrence that is materially adverse to the assets, liabilities, results of operations or financial condition of the business of such Person and its subsidiaries, taken as a whole, or that has a material adverse effect on the ability of such Person and its subsidiaries to consummate the transactions contemplated by, and discharge their obligations under, this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) failure to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period; it being understood, however, that the underlying reason or cause for such failure may still constitute a Material Adverse Effect; (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Transaction (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier distributor, partner or similar relationships or any loss of employees); (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (a) the industries in which the business of such Person and its subsidiaries operates (which adverse changes or effects do not affect the business of such Person and its subsidiaries in a materially disproportionate manner) or (b) general economic conditions not uniquely related to the business of such Person and its subsidiaries; (iv) terrorist activities; (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or the interpretation thereof required under any applicable Law or applicable local generally accepted accounting principles or (vi) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in applicable Laws or the interpretation or enforcement thereof (which adverse changes, effects, events, occurrences, state of facts or developments do not affect such Person’s ability to consummate the Transaction).
     1.56 “Material Contracts” shall have the meaning given that term in Section 4.17.1.
     1.57 “NASDAQ” means The NASDAQ Global Select Market.
     1.58 “Nordic” shall have the meaning given that term in the recitals to this Agreement.

     1.59 “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.
     1.60 “Parent” shall have the meaning given that term in the recitals to this Agreement.
     1.61 “Parent Board” means the board of directors of Parent.
     1.62 “Parent Break-Up Fee” shall have the meaning given that term in Section 10.2.2.
     1.63 “Parent Common Stock” shall have the meaning given that term in Section 5.4.1.
     1.64 “Parent Disclosure Controls” shall have the meaning given that term in Section 5.6.
     1.65 “Parent Documents” shall have the meaning given that term in Section 5.1.1.
     1.66 “Parent Employee Benefit Plans” shall have the meaning given that term in Section 5.14.1.
     1.67 “Parent Form 10-K” shall have the meaning given that term in Section 5.5.
     1.68 “Parent Indemnitees” shall have the meaning given that term in Section 11.1.
     1.69 “Parent Internal Controls” shall have the meaning given that term in Section 5.6.
     1.70 “Parent Latest Balance Sheet” shall have the meaning given that term in Section 5.6.
     1.71 “Parent MAE” shall have the meaning given that term in Section 7.2.3.
     1.72 “Parent Material Contracts” shall have the meaning given that term in Section 5.17.1.
     1.73 “Parent Opinion” shall have the meaning given that term in Section 7.2.4.
     1.74 “Parent Recommendation” shall have the meaning given that term in Section 6.1.1.
     1.75 “Parent SEC Reports” shall have the meaning given that term in Section 5.6.
     1.76 “Parent Shares” shall have the meaning given that term in Section 3.1.
     1.77 “Parent Stock” shall have the meaning given that term in Section 5.4.1.
     1.78 “Parent Stockholders’ Approval” shall have the meaning given that term in Section 6.1.1.

     1.79 “Parent Stockholders’ Meeting” shall have the meaning given that term in Section 6.1.1.
     1.80 “Patents” mean patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, including limitation, continuations, continuations-in-part, substitutes, and divisions of such applications and all priority rights resulting from such applications.
     1.81 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.
     1.82 “Permitted Encumbrances” means: (i) Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and has been reserved against on the Latest Balance Sheet or the Parent Latest Balance Sheet, as applicable; (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’, and statutory liens and rights in rem and other similar Encumbrances arising or incurred in the ordinary and usual course of business consistent with past practice; (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Bodies; (iv) such easements, covenants, conditions, restrictions, reservations, declarations, agreements, states of fact, rights of way and other matters or encumbrances of record or disclosed by registered title or identified in title reports; and (v) reservations of rights of ownership for products sold on credit.
     1.83 “Person” means any individual, Entity or Governmental Body.
     1.84 “Proceeding” means any demand, claim, suit, action, litigation, investigation, notice of violation, arbitration, administrative hearing or other proceeding of any nature.
     1.85 “Proxy Statement” shall have the meaning given that term in Section 6.1.2.
     1.86 “Purchase Price” shall have the meaning given that term in Section 3.1.
     1.87 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.
     1.88 “Registration Rights Agreement” shall have the meaning given that term in Section 6.13.
     1.89 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     1.90 “SEC” means the United States Securities and Exchange Commission.
     1.91 “Securities Act” means the United States Securities Act of 1933, as amended.

     1.92 “Shareholder” shall have the meaning given that term in the recitals to this Agreement.
     1.93 “Shareholder Agreement” shall have the meaning given that term in Section 6.12.
     1.94 “Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary to operate any such computer program, operating system, application, system, firmware or software.
     1.95 “Subsidiaries” means all of the respective subsidiaries of Parent and Target.
     1.96 “Survival Period” shall have the meaning given that term in Section 11.3.
     1.97 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.
     1.98 “Target” shall have the meaning given that term in the recitals to this Agreement.
     1.99 “Target Break-Up Fee” shall have the meaning given that term in Section 10.2.2.
     1.100 “Target Business” shall have the meaning given that term in the recitals to this Agreement.
     1.101 “Target Documents” shall have the meaning given that term in Section 4.1.1.
     1.102 “Target Employee Benefit Plans” shall have the meaning given that term in Section 4.14.1.
     1.103 “Target MAE” shall have the meaning given that term in Section 7.1.3.
     1.104 “Target Opinion” shall have the meaning given that term in Section 7.1.4.
     1.105 “Target Stock” shall have the meaning given that term in the recitals to this Agreement.
     1.106 “Tax” means (a) any foreign or United States federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement, escheat, unclaimed property or other tax of any nature; (b) any foreign or United States federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; (c) any deficiency, interest or penalty imposed with respect to any of the foregoing or (d) any liability for amounts described in clause (a), (b) or (c) as a result of the application of Treasury Regulation Section 1.1502-6 (or similar provision of foreign, state or local Law), by Contract, by Law or otherwise.
     1.107 “Tax Returns” means all non-United States, United States federal, state, local, and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendments thereto.
     1.108 “Taxing Authority” shall mean any United States, European Union or other domestic, non-United States, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.
     1.109 “Termination Expenses” shall have the meaning given that term in Section 10.2.3.
     1.110 “Transaction” shall have the meaning given that term in Section 2.1.
     1.111 “VAT” shall have the meaning given that term in Section 4.11.10.
     1.112 “VAT Legislation” shall have the meaning given that term in Section 4.11.10.
SECTION 2. The Transaction
     2.1 Sale and Purchase of Target Stock. On the Closing Date, and subject to the other terms and conditions of this Agreement, Shareholder shall sell, transfer, assign, convey and deliver to Parent free and clear of all Encumbrances, and Parent shall purchase for the Purchase Price, all right, title and interest in and to the Target Stock from Shareholder (the “Transaction”).
SECTION 3. Purchase Price and Escrow Shares
     3.1 Purchase Price. The purchase price for the Target Stock shall be One Hundred Thousand Dollars ($100,000) plus thirty million (30,000,000) shares of Parent Common Stock (the “Parent Shares”), payable at Closing to Shareholder (the “Purchase Price”).
     3.2 Escrow Shares. In order to secure Shareholder’s indemnification obligations under Section 11 of this Agreement, on the Closing Date, Parent shall deliver to an escrow agent selected by Parent and reasonably acceptable to Shareholder (the “Escrow Agent”) three million (3,000,000) of the Parent Shares (the “Escrow Shares”), such Escrow Shares to be held and distributed pursuant to the terms of an escrow agreement to be entered into on the Closing Date by and among Parent, Shareholder and the Escrow Agent, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”).
SECTION 4. Representations of Shareholder
     Knowing that Parent is relying thereon, Shareholder represents and warrants to Parent as follows:
     4.1 Authority.
          4.1.1. The execution and delivery by each of Shareholder and Target of this Agreement and of all of the agreements to be executed and delivered by Shareholder and Target pursuant hereto (collectively, the “Target Documents”), the performance by Shareholder and Target of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Shareholder and Target and Shareholder and Target have all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Shareholder and Target, each of the other Target Documents to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Shareholder and Target, to the extent they are parties thereto, and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.
          4.1.2. The execution, delivery and performance of this Agreement and the other Target Documents by Shareholder and Target require no material actions in respect of, or filing with, any Governmental Body, other than compliance with the Antitrust Laws.
     4.2 Noncontravention. Except as set forth on Schedule 4.2, neither the execution and delivery by Shareholder or Target of this Agreement or of any other Target Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the organizational documents of Shareholder or Target, each as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either or both of them, under any of the terms, conditions or provisions of any Contract or Obligation to which either or both of them is a party or by which either or both of them or any of their respective Assets may be bound, or, except as set forth on Schedule 4.2, require any Consent, including any Consent required in connection with any existing loan or credit facility of Target or any of its Subsidiaries, or payment under the terms of any such document or instrument, (c) assuming compliance with the matters referred to in Section 4.1.2, violate any Judgment or Law which is applicable to Shareholder or Target, or (d) result in the creation or imposition of any Encumbrance upon any of the Assets of

Shareholder or Target, excluding from the foregoing clauses (b), (c) and (d) such defaults, rights, conflicts, losses, violations and Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.
     4.3 Ownership. Shareholder: (i) is the sole record holder and beneficial owner of the Target Stock and has full and unrestricted title to the Target Stock, free and clear of any Encumbrances; (ii) has the ability to vote all of the shares of Target Stock at any meeting of the shareholders of Target; and (iii) has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the shares of Target Stock.
     4.4 Organization, Standing and Power.
          4.4.1. Except as set forth in Schedule 4.4, each of Target and its Subsidiaries is an Entity duly organized and, validly existing under the laws of the jurisdiction of its formation, with full corporate power and lawful authority to (a) own, lease and operate its respective properties as currently conduced by it, (b) carry on the Target Business as currently conducted by it and (c) execute and deliver, and perform under, this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.
          4.4.2. Schedule 4.4 sets forth all of the Subsidiaries of Target.
          4.4.3. Accurate and complete copies of the organizational and related documents, each as amended to date, and all Contracts relating to the acquisition or formation of Target and its Subsidiaries (or their affiliates or predecessors) have been made available to Parent.
     4.5 Capitalization. Schedule 4.5 sets forth the authorized capital stock of Target and each of its Subsidiaries, including the type of shares authorized, the par value per share and the number of each type of shares that are issued and outstanding. Except for Shareholder, there are no other record or beneficial owners of any shares of capital stock of Target or any other securities of Target. All of the issued and outstanding shares of capital stock of Target have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Schedule 4.5, there exists no right of first refusal or other preemptive right with respect to Target or the capital stock, business or Assets of Target or any of its Subsidiaries. Except as set forth in Schedule 4.5 Target owns, either directly or indirectly, all of the capital stock of its Subsidiaries. Except as referenced on Schedule 4.5, none of the Subsidiaries owns any capital stock in any Person.
     4.6 Options and Other Rights.
          4.6.1. There is no:
                    (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Target or any of its Subsidiaries;

                    (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Target or any of its Subsidiaries; or
                    (c) Contract under which Target or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
     4.7 Financial Statements; Internal Controls.
          4.7.1. Target’s fiscal year ends on September 30.
          4.7.2. Target has delivered to Parent the following financial statements and related notes (collectively the “Financial Statements”): the audited consolidated balance sheets of Target and its Subsidiaries as of September 30, 2006 (the “Latest Balance Sheet”), September 30, 2005, and September 30, 2004, and the related statements of income, capital and reserves and cash flows of Target and its Subsidiaries for the fiscal years ended September 30, 2006, September 30, 2005, and September 30, 2004.
          4.7.3. Except as set forth on Schedule 4.7, the Financial Statements were prepared from the books and records of Target, present a true and fair view of the financial position of Target as of the respective dates thereof and the results of operations, changes in capital and reserves and cash flows of Target for the periods covered thereby and were accompanied by unqualified reports from the independent auditor opining thereon. The Financial Statements have been prepared in accordance with IFRS on a consistent basis and in accordance with past practices.
          4.7.4. As of September 30, 2006, (the “Latest Balance Sheet Date”), Target had no Obligations other than (i) Obligations identified as such in the “liabilities” column on the Latest Balance Sheet, (ii) Obligations set forth on Schedule 4.7, or (iii) Obligations under the Material Contracts listed on Schedule 4.17, provided that as of the Latest Balance Sheet Date, no such Obligation consisted of or resulted from a default under or violation of any such Contract.
          4.7.5. Internal Controls. The management of Target has (i) designed and maintained a system of internal control over financial reporting (“Internal Controls”) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with IFRS on a consistent basis and in accordance with past practices.
     4.8 Accounts Receivable. All Accounts Receivable of Target and its Subsidiaries, arose in the ordinary course of business and were adequately provided for on the Latest Balance Sheet. Except as disclosed in Schedule 4.8, all Accounts Receivable are insured, there are no unsatisfied insurance claims for Accounts Receivable and there are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable which are not insured.
     4.9 Inventory. Except as disclosed in Schedule 4.9, all Inventory used in the Target Business conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved. As of the Latest Balance Sheet Date, all Inventory on the Latest Balance Sheet is valued at the lower of cost or market in accordance with IFRS consistently applied.
     4.10 Operations Since The Latest Balance Sheet Date. Except as set forth on Schedule 4.10, since the Latest Balance Sheet Date, as of the date hereof:
                    (a) except in the ordinary course of its business consistent with its past practices or pursuant to this Agreement, neither Target nor any of its Subsidiaries, as applicable, has: (i) pledged or hypothecated any of its material Assets or otherwise permitted any of its material Assets to become subject to any Encumbrance other than Permitted Encumbrances; (ii) incurred any material Obligation; (iii) made any material loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any material Obligation of any Person; (v) committed for any capital expenditure individually in an amount in excess of (euro) 1,000,000 and in the aggregate in an amount in excess of (euro) 5,000,000; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any material business or assets; (vii) waived or released any right or canceled or forgiven any material debt or claim; (viii) discharged any material Encumbrance or discharged or paid any material indebtedness or other material Obligation; (ix) assumed or entered into any material Contract other than this Agreement; (x) amended or terminated any material Contract; (xi) materially increased, or authorized an increase in, the compensation or benefits paid or provided to any of its senior executive officers; (xii) established, adopted or amended in any material respect (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any shares of its capital stock, other securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities; (xv) sold or otherwise issued any shares of its capital stock or any other securities; (xvi) amended its organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any shareholder, employee or agent of Target or any of its Subsidiaries, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; or (xx) made any material Tax election; and
                    (b) there has been no change that has had a Material Adverse Effect on Target.
     4.11 Taxes.
          4.11.1. Each of Target and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date. All such Tax Returns are or will be complete and correct.

          4.11.2. Each of Target and its Subsidiaries has timely paid (or has had timely paid on its behalf) or will timely pay (or will have timely paid on its behalf) all material Taxes falling due prior to the Closing Date (whether or not on a Tax Return).
          4.11.3. There are no Encumbrances for Taxes upon any property of Target or any of its Subsidiaries except for liens for local property Taxes and assessments in the ordinary course of business assessed by jurisdictions not delinquent beyond any cure period.
          4.11.4. Except as set forth on Schedule 4.11, no audits, examinations, investigations or other administrative proceedings or court proceedings are pending with regard to any Tax Returns filed by or on behalf of Target or any of its Subsidiaries.
          4.11.5. Except as set forth on Schedule 4.11, there are no outstanding Consents to extend the statutory period of limitations (or similar period under non-United States law) applicable to the assessment of any Taxes or deficiencies against Target or any of its Subsidiaries.
          4.11.6. Except as set forth on Schedule 4.11, to Shareholder’s knowledge, the transactions contemplated by this Agreement are not subject to any Tax withholding.
          4.11.7. No claim has ever been made by a Governmental Body in a jurisdiction where Target or any of its Subsidiaries do not file Tax Returns that any of them may be subject to taxation in that jurisdiction.
          4.11.8. Each of Target and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party.
          4.11.9. None of the Target or any of its Subsidiaries is a party to, or bound by, any Tax allocation or sharing agreement.
          4.11.10. Without affecting the general character of the representations and warranties in this Section 4.11: (i) Target and each of its Subsidiaries is registered for Value Added Tax (“VAT”) purposes if required to be so registered by Law, regulation or administrative practice relating to VAT (“VAT Legislation”), and any such registration is not subject to any material conditions imposed by or agreed with the relevant Taxing Authority; and (ii) Target and each of its Subsidiaries has complied with and observed in all material respects the terms of VAT Legislation.
          4.11.11. Shareholder has obtained the Danish Tax Order, and, as of the date hereof, the Danish Tax Order is in full force.
     4.12 Intellectual Property.
          4.12.1. Schedule 4.12 contains an accurate and complete list as of the date hereof and description of all material Intellectual Property Rights of Target and its Subsidiaries.

          4.12.2. Except as set forth on Schedule 4.12, Target and each of its Subsidiaries have all right, title and interest in and to, including good and indefeasible title and the full right to use, or valid license to use all material Intellectual Property Rights, free and clear of any Encumbrance other than Permitted Encumbrances.
          4.12.3. None of the material Intellectual Property Rights or their respective past or current uses, including the preparation, manufacture, distribution, marketing, selling or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Software, technology, or other Intellectual Property Rights of any Person. No Proceeding is pending or, to Shareholder’s knowledge, is threatened, nor has any claim or demand been made on Target or its Subsidiaries, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Target or its Subsidiaries of any of the material Intellectual Property Rights. To Shareholder’s knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the material Intellectual Property Rights.
          4.12.4. Any Contract covering or relating to any material Intellectual Property Rights is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies. Neither Target nor any of its Subsidiaries is in breach of or default under any Contract covering or relating to any material Intellectual Property Rights or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder.
     4.13 Employees and Independent Contractors.
          4.13.1. Schedule 4.13 contains an accurate and complete list as of the date hereof of all of the senior executive officers of Target and each of its Subsidiaries (including any such person who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months; (iv) their last compensation changes and the dates on which such changes were made; (v) any specific bonus, commission or incentive plans or agreements for or with them; (vi) each Employee Benefit Plan in which they participate; and (vii) any outstanding loans or advances made to them.
          4.13.2. Schedule 4.13 also contains an accurate and complete list as of the date hereof of all key sales representatives and independent contractors engaged by Target or any of its Subsidiaries and material to the Target Business and (i) their payment arrangements (if not set forth in a Material Contract listed or described on Schedule 4.17), and (ii) a brief description of their jobs or projects currently in progress.

          4.13.3. Except as limited by the specific and express terms of any employment Contracts listed on Schedule 4.13 and except for any limitations of general application which may be imposed under applicable employment Laws, Target and its Subsidiaries, as applicable, has the right to terminate the employment of each of its key employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.
          4.13.4. Each of Target and its Subsidiaries is in compliance in all material respects with all Laws relating to employment practices. Target has made available to Parent accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Target and each of its Subsidiaries.
          4.13.5. Except as set forth on Schedule 4.13, neither Target nor any of its Subsidiaries have been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Target or any of its Subsidiaries.
          4.13.6. In the past two years, neither Target nor any of its Subsidiaries has experienced any material labor problem.
          4.13.7. To the Shareholder’s knowledge, no key employee of Target or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of Target or any of its Subsidiaries.
          4.13.8. Except as set forth on Schedule 4.13, no key employee of Target or any of its Subsidiaries has indicated an intention to terminate or has terminated his or her employment within three (3) months prior to the date hereof.
     4.14 Employee Benefit Plans.
          4.14.1. Schedule 4.14 contains an accurate and complete list as of the date hereof of all of the material Employee Benefit Plans of Target and its Subsidiaries (collectively referred to as the “Target Employee Benefit Plans”). Accurate and complete copies and descriptions of all of the Target Employee Benefit Plans have been made available to Parent.
          4.14.2. With respect to the Target Employee Benefit Plans, Target will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with IFRS) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any accumulated funding deficiencies or waivers of such deficiencies.

          4.14.3. All of the Target Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable Laws. Target and all fiduciaries of the Target Employee Benefit Plans have complied in all material respects with the provisions of the Target Employee Benefit Plans and with all applicable Laws.
          4.14.4. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Target under any of the Target Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Target Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.
     4.15 Real Property. Schedule 4.15 contains an accurate and complete list as of the date hereof of all material Real Property owned or leased by Target and its Subsidiaries, showing location, and if leased, the rental cost and landlord. All Real Property owned, under lease to or otherwise used by Target and its Subsidiaries is in good condition, ordinary wear and tear excepted, as is sufficient in all material respects for the current operations of Target and its Subsidiaries. No such Real Property, nor the occupancy, maintenance or use thereof, is in material violation of, or material breach or default under, any Contract or Law, and, to Shareholder’s knowledge, no notice or threat from any lessor, Governmental Body or other Person has been received by Target or its Subsidiaries or served upon any such Real Property claiming any material violation of, or material breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any material work, repairs, construction, alteration, installations or environmental remediation.
     4.16 Insolvency. No order has been made, petitioned or presented and no meeting convened for the purpose of considering a resolution for the winding-up of, or appointment of any administrator or receiver for, Target or any of its Subsidiaries.
     4.17 Material Contracts.
          4.17.1. Schedule 4.17 contains an accurate and complete list as of the date hereof of all of the Contracts to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries is bound, that, in each case:
                    (a) provides for aggregate future payments by Target or any of its Subsidiaries, or to Target or any of its Subsidiaries, of more than (euro) 500,000;
                    (b) is a Contract not entered into in the ordinary course of business consistent with past practice which provides for aggregate future payments by Target or any of its Subsidiaries, or to Target or any of its Subsidiaries, of more than (euro) 500,000;
                    (c) is a collective bargaining Contract or other Contract with a labor union (including all material side letters and side agreements);

                    (d) restricts Target or any of its Subsidiaries from engaging in any business in any part of the world;
                    (e) is an employment Contract where the base compensation is in excess of (euro) 200,000 per year, or retention or change in control Contract that applies to any transaction other than this Transaction, or material independent contractor Contract with any director, officer or other employee of Target or any of its Subsidiaries;
                    (f) is with respect to the creation, operation, governance or management of a partnership, joint venture, limited liability company or similar agreement or is a stockholders’ agreement, registration rights agreement, voting agreement or proxy relating to the voting of any capital stock of Target or any of its Subsidiaries;
                    (g) is a mortgage, indenture, security agreement relating to indebtedness for borrowed money, letter of credit, promissory note, loan agreement or other material agreement, guarantee and instrument relating to the borrowing of money or extension of credit in each case in excess of (euro) 1,000,000;
                    (h) (A) is a stock purchase agreement whereby Target or any of its Subsidiaries bought or sold an equity interest or (B) is an asset purchase agreement or other acquisition or divestiture agreement whereby Target or any of its Subsidiaries, bought or sold a business or all or substantially all of the assets of a business for a price in excess of (euro) 1,000,000, in each case within the last three (3) years prior to the date hereof; or
                    (i) is a material written amendment in respect of any of the foregoing (collectively, the “Material Contracts”). A description of each oral Material Contract is included on Schedule 4.17, and true and correct copies of each written Material Contract have been made available to Parent.
          4.17.2. Each Material Contract is valid and in full force and effect against Target or its Subsidiaries as applicable, and is enforceable against Target and its Subsidiaries in accordance with its terms. To Shareholder’s knowledge, each Material Contract is valid and in full force and effect against the counterparties thereto and is enforceable by Target and its Subsidiaries in accordance with its terms, except where the failure to be in full force and effect or enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.
          4.17.3. Except as set forth on Schedule 4.17: (i) to Shareholder’s knowledge, no Person has materially violated, breached, or committed any default under, any Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give Target, its Subsidiaries or, to Shareholder’s knowledge, any other Person, the right to cancel, terminate or modify any Material Contract; (iii) neither Target nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise)

regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Material Contract; and (iv) neither Target nor any of its Subsidiaries has waived any of its material rights under any Material Contract.
     4.18 Related Party Transactions. Except as set forth on Schedule 4.18 and except for any employment Contracts listed on Schedule 4.13 and Schedule 4.17 and other arrangements entered into in the ordinary course of business, there are no material real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among Target and any current or former shareholder, director, officer or controlling Person of Target (or any of its predecessors) or any other Person affiliated with Target (or any of its predecessors).
     4.19 Environmental Matters.
          4.19.1. Target, its Subsidiaries, and any Business Facility (as that term is defined in Section 4.19.3 below) are in material compliance with all applicable Environmental Laws, which compliance includes the possession by Target and its Subsidiaries of all material Permits and other governmental authorizations required under applicable Environmental Laws, and are and have been in material compliance with the terms and conditions thereof.
          4.19.2. Except in compliance with Environmental Laws, no Hazardous Substances have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened) on, under or about any Business Facility or transferred or transported to or from any Business Facility.
          4.19.3. Neither Target nor any of its Subsidiaries have been named as a potentially responsible party (PRP) or a term of similar import under any Environmental Law, and to the knowledge of Shareholder no Business Facility of Target or any of its Subsidiaries is subject to any lien arising under Environmental Laws.
          4.19.4. There are no Obligations arising out of or relating to Environmental Laws which Target or any of its Subsidiaries has agreed to, assumed or retained, by Contract or otherwise.
          4.19.5. For purposes of this Section 4.19, the term “Business Facility” includes any property (whether real or personal) which Target or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which Target or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.
     4.20 Insurance. Schedule 4.20 contains an accurate and complete list and description of all material Insurance Policies (excluding Insurance Policies that constitute the Target Employee Benefit Plans described on Schedule 4.14) currently owned or maintained by Target as of the date hereof and all liability and errors and omissions Insurance Policies owned or maintained by Target and its predecessors (if any) at any time since September 30, 2003. Except as set forth on Schedule 4.20, accurate and complete copies of all material Insurance Policies described or required to be described on Schedule 4.20 have been made available to Parent. Each such material Insurance Policy is in full force and effect; Target has not received notice of cancellation with respect to any such Insurance Policy; and, to Shareholder’s knowledge, there is no basis for the insurer thereunder to terminate any such material Insurance Policy. Except as set forth on Schedule 4.20, there are no claims in excess of (euro) 100,000 that are pending under any of the material Insurance Policies described on Schedule 4.20.
     4.21 Compliance with Laws; Permits.
          4.21.1. Except as set forth on Schedule 4.21: (i) Target and its Subsidiaries are in material compliance with each Law that is applicable to them or to the conduct of any of their businesses or the ownership or use of any of their Assets; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a material violation by Target or any of its Subsidiaries of, or a failure on the part of Target or any of its Subsidiaries to comply in all material respects with any Law; and (iii) neither Target nor any of its Subsidiaries has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply in all material respects with, any Law, including any Antitrust Laws.
          4.21.2. Except as set forth on Schedule 4.21, Target and each of its Subsidiaries has obtained and holds all material Permits required for the lawful operation of the Target Business as and where such business is presently conducted. Accurate and complete copies of all such material Permits have been made available to Parent.
          4.21.3. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, Intellectual Property Rights, employee and independent contractor matters, Employee Benefit Plans, Real Property or environmental matters, which are the subject of Sections 4.11, 4.12, 4.13, 4.14, 4.15 and 4.19, respectively.
     4.22 Proceedings and Judgments.
          4.22.1. Except as set forth on Schedule 4.22: (i) no material Proceeding is currently pending or, to Shareholder’s knowledge, threatened, to which Target or any of its Subsidiaries is or was a party, or by which Target or any of its Subsidiaries or any Material Contracts or other material Assets or business of Target or its Subsidiaries is affected; and (ii) no material Judgment is currently outstanding, against Target or any of its Subsidiaries, or by which Target or any of its Subsidiaries or any material Assets or business of Target or its Subsidiaries is affected.
          4.22.2. As to each matter described on Schedule 4.22, accurate and complete copies of all material pleadings, Judgments, orders, correspondence and other legal documents have been made available to Parent.
     4.23 Customers, Prospects and Suppliers. Schedule 4.23 annexed hereto contains a complete and accurate list of the top ten customers (by revenue) including the line of business and region in respect of the Target Business and the top ten suppliers (by purchases) of the Target Business, in each case for the period from October 1, 2005 through September 30, 2006. Except as disclosed on Schedule 4.23, no such customer or supplier within the last twelve (12) months has canceled or otherwise terminated its relationship with Target, and no such customer or supplier has during the last twelve (12) months materially decreased or limited its business with Target, in each case whether as a result of the transactions contemplated hereby or otherwise.
     4.24 Brokers Fees. No Person acting on behalf of Shareholder or Target is or shall be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Parent could become wholly or partly liable.
     4.25 Full Disclosure. No representation or warranty made by Target or Shareholder in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. To Shareholder’s knowledge, there is no fact that has not been disclosed to Parent in the schedules to this Agreement or otherwise in writing, that has been or, so far as Shareholder can reasonably foresee, will have a Material Adverse Effect on Target.
SECTION 5. Representations of Parent
     Knowing that Shareholder is relying thereon, Parent hereby represents and warrants to Shareholder as follows:
     5.1 Authority.
          5.1.1. The execution and delivery by Parent of this Agreement and of all of the agreements to be executed and delivered by Parent pursuant hereto (collectively, the “Parent Documents”), the performance by Parent of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Parent has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Parent, each of the other Parent Documents to be delivered by it pursuant hereto will be, the valid and binding obligations of Parent, to the extent it is a party thereto, and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.
          5.1.2. The execution, delivery and performance of this Agreement and the other Parent Documents by Parent require no material actions in respect of, or filing with, any Governmental Body, other than (i) the filing by Parent with the SEC of the Proxy Statement; (ii) the filing of an additional listing application with NASDAQ in respect of the Parent Shares; (iii) compliance with any applicable requirements of the Exchange Act; and (iv) compliance with the Antitrust Laws.

     5.2 Noncontravention. Except as set forth on Schedule 5.2, neither the execution and delivery by Parent of this Agreement or of any other Parent Documents to be executed and delivered by it, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Parent of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the organizational documents of Parent, as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Parent, under any of the terms, conditions or provisions of any Contract or Obligation to which Parent is a party or by which Parent or its Assets may be bound, or, except as set forth on Schedule 5.2, require any Consent, or payment under the terms of any such document or instrument, (c) assuming compliance with the matters referred to in Section 5.1.2, violate any Judgment or Law which is applicable to Parent, or (d) result in the creation or imposition of any lien, Encumbrance upon any of the Assets of Parent, excluding from the foregoing clauses (b), (c) and (d) such defaults, rights, conflicts, losses, violations and Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
     5.3 Organization, Standing and Power.
          5.3.1. Except as set forth on Schedule 5.3, each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full corporate power and corporate authority to (a) own, lease and operate its respective properties as currently conducted by it, (b) carry on their business as currently conducted by it and (c) execute and deliver, and perform under, this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.
          5.3.2. Accurate and complete copies of the articles or certificate of incorporation, bylaws and other organizational and related documents, each as amended to date, of Parent and its Subsidiaries (or their affiliates or predecessors), have been delivered or made available to Shareholder.
     5.4 Capitalization.
                    (a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of common stock, $.01 par value (the “Parent Common Stock”), of which 50,674,610 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.01 par value (the “Parent Preferred Stock”), none of which are issued and outstanding (collectively, the “Parent Stock”). All of the issued and outstanding shares of the Parent Stock have been duly authorized and validly issued, and are fully paid and nonassessable.
                    (b) Except as disclosed in the Parent’s SEC Reports or as set forth on Schedule 5.4, (i) there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character binding upon Parent or any of its Subsidiaries with respect to the issued or unissued Parent Stock or capital stock of or other equity interests in its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of or other equity interests in Parent or any of its Subsidiaries or securities, instruments or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; and (ii) except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Parent or any of it Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of Parent Stock or capital stock of or other equity interests in its Subsidiaries (or any interest therein); (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Entity; (C) issue or distribute to any Person any Parent Stock; or (D) issue or distribute to holders of any of the Parent Stock or capital stock of or other equity interests in its Subsidiaries any evidences of indebtedness or assets of Parent or its Subsidiaries. There are no preemptive rights with regard to the Parent Stock.
     5.5 Interests in Other Entities. Except as set forth on Schedule 5.5, Parent has no direct or indirect subsidiaries except as set forth in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Parent Form 10-K”). Other than the Subsidiaries set forth on Schedule 5.5 and in the Parent Form 10-K, Parent does not own any equity interest in any Person. Except as set forth on Schedule 5.5, Parent owns, either directly or indirectly, all of the capital stock of its Subsidiaries.
     5.6 Regulatory Compliance; Information Supplied; Parent Internal Controls.
     Since January 1, 2004, Parent has duly and timely filed all reports, statements, forms, schedules, registration statements, prospectuses, proxy statements, and other documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act, as the case may be (“Parent SEC Reports”). Except as disclosed therein, each of the Parent SEC Reports, at the time of its filing and, to the extent applicable, its effective date or, in the case of a proxy or information statement, its mailing date, complied in all material respects, and each Parent’s SEC Reports to be filed after the date hereof, shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and did not, at the time filed, and, to the extent applicable, its effective date or, in the case of a proxy or information statement, its mailing date, and will not, if filed subsequent to the date hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the staff of the SEC with respect to the Parent SEC Reports.
     Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments) and each complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Except to the extent set forth in the Parent SEC

Reports, no report of auditors in such Parent SEC Reports has been withdrawn or modified. The books and records of Parent are complete and correct in all material respects and have been, and are being, maintained in accordance with applicable material legal and accounting requirements.
     Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or furnished by Parent’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither Parent nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Except to the extent set forth in the Parent SEC Reports, the management of Parent has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed and maintained (x) a system of internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) (“Parent Internal Controls”) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP and the rules and regulations promulgated under the Exchange Act and (y) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) (“Parent Disclosure Controls”) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of the Parent Internal Controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent Internal Controls. Except to the extent set forth in the Parent SEC Reports to Parent’s knowledge, the Parent Disclosure Controls are and have been effective in timely alerting Parent’s management to such material information required to be included in Parent’s periodic reports required under the Exchange Act.
     As of September 30, 2006 (the “Parent Latest Balance Sheet Date”), Parent had no Obligations other than (i) Obligations identified as such in the “liabilities” column on the balance sheet as of September 30, 2006 included in the Parent SEC Reports (the “Parent Latest Balance Sheet”), (ii) Obligations set forth on Schedule 5.6, or (iii) Obligations under the Parent Material Contracts listed on Schedule 5.17, provided that as of the September 30, 2006, no such Obligation consisted of or resulted from a default under or violation of any such Contract.
     The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and (ii) the time of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that the Parent is responsible for filing with the SEC in connection with this Agreement will comply as to form and substance with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing sentence, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied in writing to Parent by Target or Shareholder for inclusion or incorporation by reference in the Proxy Statement.
     5.7 The Parent Shares. The Parent Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, Parent’s organizational documents or any agreement to which Parent is a party or by which it is bound.
     5.8 Accounts Receivable. All Accounts Receivable of Parent and its Subsidiaries, arose in the ordinary course of business and were adequately provided for on the Parent Latest Balance Sheet. Except as disclosed in Schedule 5.8, there are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable.
     5.9 Inventory. Except as disclosed in Schedule 5.9, all Inventory used in Parent’s business conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved. As of the Parent Latest Balance Sheet Date, all Inventory on the Parent Latest Balance Sheet is valued at the lower of cost or market in accordance with GAAP consistently applied.
     5.10 Operations Since The Parent Latest Balance Sheet Date. Except as set forth on Schedule 5.10, since the Parent Latest Balance Sheet Date, as of the date hereof:
                    (a) except in the ordinary course of its business consistent with its past practices or pursuant to this Agreement, neither Parent nor any of its Subsidiaries, as applicable, has: (i) pledged or hypothecated any of its material Assets or otherwise permitted any of its material Assets to become subject to any Encumbrance other than Permitted Encumbrances other than Permitted Encumbrances; (ii) incurred any material Obligation; (iii) made any material loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any material Obligation of any Person; (v) committed for any capital expenditure individually in an amount in excess of $1,200,000 and in the aggregate in an amount in excess of $6,000,000; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any material business or assets; (vii) waived or released any right or canceled or forgiven any material debt or claim; (viii) discharged any material Encumbrance or discharged or paid any material indebtedness or other Obligation; (ix) assumed or entered into any material Contract other than this Agreement; (x) amended or terminated any material Contract; (xi) materially increased, or authorized an increase in, the compensation or benefits paid or provided to any of its senior executive officers; (xii) established, adopted or amended in any material respect (including any amendment with a future effective date) any Parent Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any shares of its capital stock, other securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities; (xv) sold or otherwise issued any shares of its capital stock or any other securities; (xvi) amended its organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any shareholder, employee or agent of Parent or any of its Subsidiaries, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Parent Latest Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; or (xx) made any material Tax election; and
                    (b) there has been no change that has had a Material Adverse Effect on Parent.
     5.11 Taxes.
          5.11.1. Each of Parent and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date. All such Tax Returns are or will be complete and correct.
          5.11.2. Each of Parent and its Subsidiaries has timely paid (or has had timely paid on its behalf) or will timely pay (or will have timely paid on its behalf) all material Taxes falling due prior to the Closing Date (whether or not on a Tax Return).
          5.11.3. There are no Encumbrances for Taxes upon any property of Parent or any of its Subsidiaries except for liens for local property Taxes and assessments in the ordinary course of business assessed by jurisdictions not delinquent beyond any cure period.
          5.11.4. Except as set forth on Schedule 5.11, no audits, examinations, investigations or other administrative proceedings or court proceedings are pending with regard to any Tax Returns filed by or on behalf of Parent or any of its Subsidiaries.
          5.11.5. Except as set forth on Schedule 5.11, there are no outstanding Consents to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries.
          5.11.6. Except as set forth on Schedule 5.11, to the Parent’s knowledge, the transactions contemplated by this Agreement are not subject to any Tax withholding.
          5.11.7. Except as set forth on Schedule 5.11, no claim has ever been made by a Governmental Body in a jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that any of them may be subject to taxation in that jurisdiction.
          5.11.8. Each of Parent and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party.
          5.11.9. None of the Parent or any of its Subsidiaries is a party to, or bound by, any Tax allocation or sharing agreement.

     5.12 Intellectual Property.
          5.12.1. Schedule 5.12 contains an accurate and complete list as of the date hereof and description of all material Intellectual Property Rights of Parent and its Subsidiaries.
          5.12.2. Except as set forth on Schedule 5.12, Parent and each of its Subsidiaries have all right, title and interest in and to, including good and indefeasible title and the full right to use, or valid license to use all material Intellectual Property Rights, free and clear of any Encumbrance other than Permitted Encumbrances.
          5.12.3. None of the material Intellectual Property Rights or their respective past or current uses, including the preparation, manufacture, distribution, marketing, selling or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Software, technology, or other Intellectual Property Rights of any Person. No Proceeding is pending or, to Parent’s knowledge, is threatened, nor has any claim or demand been made on Parent or its Subsidiaries, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Parent or its Subsidiaries of any of the material Intellectual Property Rights. To Parent’s knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the material Intellectual Property Rights.
          5.12.4. Any Contract covering or relating to any material Intellectual Property Rights is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies. Neither Parent nor any of its Subsidiaries is in breach of or default under any Contract covering or relating to any material Intellectual Property Rights or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder.
     5.13 Employees and Independent Contractors.
          5.13.1. Schedule 5.13 contains an accurate and complete list as of the date hereof of all of the senior executive officers of Parent and each of its Subsidiaries (including any such person who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months; (iv) their last compensation changes and the dates on which such changes were made; (v) any specific bonus, commission or incentive plans or agreements for or with them; (vi) each Employee Benefit Plan in which they participate; and (vii) any outstanding loans or advances made to them.

          5.13.2. Schedule 5.13 also contains an accurate and complete list as of the date hereof of all key sales representatives and independent contractors engaged by Parent or any of its Subsidiaries and material to Parent’s business and (i) their payment arrangements (if not set forth in a Material Contract listed or described on Schedule 5.17), and (ii) a brief description of their jobs or projects currently in progress.
          5.13.3. Except as limited by the specific and express terms of any employment Contracts listed on Schedule 5.13 and except for any limitations of general application which may be imposed under applicable employment Laws, Parent and its Subsidiaries, as applicable, has the right to terminate the employment of each of its key employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.
          5.13.4. Each of Parent and its Subsidiaries is in compliance in all material respects with all Laws relating to employment practices. Parent has made available to the Shareholder accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Parent and each of its Subsidiaries.
          5.13.5. Except as set forth on Schedule 5.13, neither Parent nor any of its Subsidiaries have been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Parent or any of its Subsidiaries.
          5.13.6. In the past two years, neither Parent nor any of its Subsidiaries has experienced any material labor problem.
          5.13.7. To Parent’s knowledge, no key employee of Parent or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of Parent or any of its Subsidiaries.
          5.13.8. Except as set forth on Schedule 5.13, no key employee of Parent or any of its Subsidiaries has indicated an intention to terminate or has terminated his or her employment within three (3) months prior to the date hereof.
     5.14 Employee Benefit Plans.
          5.14.1. Schedule 5.14 contains an accurate and complete list as of the date hereof of all of the material Employee Benefit Plans of Parent and its Subsidiaries (collectively referred to as the “Parent Employee Benefit Plans”). Accurate and complete copies and descriptions of all of the Parent Employee Benefit Plans have been made available to the Shareholder.

          5.14.2. With respect to the Parent Employee Benefit Plans, Parent will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any accumulated funding deficiencies or waivers of such deficiencies.
          5.14.3. All of the Parent Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable Laws. Parent and all fiduciaries of the Parent Employee Benefit Plans have complied in all material respects with the provisions of the Parent Employee Benefit Plans and with all applicable Laws.
          5.14.4. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Parent under any of the Parent Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Parent Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.
     5.15 Real Property. Schedule 5.15 contains an accurate and complete list as of the date hereof of all material Real Property owned or leased by Parent and its Subsidiaries, showing location, and if leased, the rental cost and landlord. All Real Property owned, under lease to or otherwise used by Parent and its Subsidiaries is in good condition, ordinary wear and tear excepted and is sufficient in all material respects for the current operations of Parent and its Subsidiaries. No such Real Property, nor the occupancy, maintenance or use thereof, is in material violation of, or material breach or default under, any Contract or Law, and, to Parent’s knowledge, no notice or threat from any lessor, Governmental Body or other Person has been received by Parent or its Subsidiaries or served upon any such Real Property claiming any material violation of, or material breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any material work, repairs, construction, alteration, installations or environmental remediation.
     5.16 Insolvency. No order has been made, petitioned or presented and no meeting convened for the purpose of considering a resolution for the winding-up of, or appointment of any administrator or receiver for, Parent or any of its Subsidiaries.
     5.17 Material Contracts.
          5.17.1. Schedule 5.17 contains an accurate and complete list as of the date hereof of all of the Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, that, in each case:
                    (a) provides for aggregate future payments by Parent or any of its Subsidiaries, or to Parent or any of its Subsidiaries, of more than $600,000;

                    (b) is a Contract not entered into in the ordinary course of business consistent with past practice which provides for aggregate future payments by Parent or any of its Subsidiaries, or to Parent or any of its Subsidiaries, of more than $600,000;
                    (c) is a collective bargaining Contract or other Contract with a labor union (including all material side letters and side agreements);
                    (d) restricts Parent or any of its Subsidiaries from engaging in any business in any part of the world;
                    (e) is an employment Contract where the base compensation is in excess of $240,000 per year, or retention or change in control Contract that applies to any transaction other than this Transaction, or material independent contractor Contract with any director, officer or other employee of Parent or any of its Subsidiaries;
                    (f) is with respect to the creation, operation, governance or management of a partnership, joint venture, limited liability company or similar agreement or is a stockholders’ agreement, registration rights agreement, voting agreement or proxy relating to the voting of any capital stock of Parent or any of its Subsidiaries;
                    (g) is a mortgage, indenture, security agreement relating to indebtedness for borrowed money, letter of credit, promissory note, loan agreement and other material agreement, guarantee and instrument relating to the borrowing of money or extension of credit in each case in excess of $1,200,000;
                    (h) (A) is a stock purchase agreement whereby Parent or any of its Subsidiaries bought or sold an equity interest or (B) is an asset purchase agreement or other acquisition or divestiture agreement whereby Parent or any of its Subsidiaries, bought or sold a business or all or substantially all of the assets of a business for a price in excess of $1,200,000, in each case within the last three (3) years prior to the date hereof; or
                    (i) is a material written amendment in respect of any of the foregoing (collectively, the “Parent Material Contracts”). A description of each oral Parent Material Contract is included on Schedule 5.17, and true and correct copies of each written Parent Material Contract have been made available to Shareholder.
          5.17.2. Each Parent Material Contract is valid and in full force and effect against Parent or its Subsidiaries as applicable, and is enforceable against Parent and its Subsidiaries in accordance with its terms. To Parent’s knowledge, each Parent Material Contract is valid and in full force and effect against the counterparties thereto and is enforceable by Parent and its Subsidiaries in accordance with its terms, except where the failure to be in full force and effect or enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
          5.17.3. Except as set forth on Schedule 5.17: (i) To Parent’s knowledge, no Person has materially violated, breached, or committed any default under, any Parent Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Parent Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (D) give Parent, its Subsidiaries, or to Parent’s knowledge, any other Person, the right to cancel, terminate or modify any Parent Material Contract; (iii) neither Parent nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Parent Material Contract; and (iv) neither Parent nor any of its Subsidiaries has waived any of its material rights under any Parent Material Contract.
     5.18 Related Party Transactions. Except as set forth on Schedule 5.18 and except for any employment Contracts listed on Schedule 5.13 and Schedule 5.17 and other arrangements entered into in the ordinary course of business, there are no material real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among Parent and any current or former shareholder, director, officer or controlling Person of Parent (or any of its predecessors) or any other Person affiliated with Parent (or any of its predecessors).
     5.19 Environmental Matters.
          5.19.1. Parent, its Subsidiaries, and any Business Facility (as that term is defined in Section 5.19.3 below) are in material compliance with all applicable Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of all material Permits and other governmental authorizations required under applicable Environmental Laws, and are and have been in material compliance with the terms and conditions thereof.
          5.19.2. Except in compliance with Environmental Laws, no Hazardous Substances have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened) on, under or about any Business Facility or transferred or transported to or from any Business Facility.
          5.19.3. Neither Parent nor any of its Subsidiaries have been named as a potentially responsible party under any Environmental Law, and to the knowledge of Parent no Business Facility of Parent or any of its Subsidiaries is subject to any lien arising under Environmental Laws.
          5.19.4. Except as set forth on Schedule 5.19, there are no Obligations arising out of or relating to Environmental Laws which Parent or any of its Subsidiaries has agreed to, assumed or retained, by Contract or otherwise.
          5.19.5. For purposes of this Section 5.19, the term “Business Facility” includes any property (whether real or personal) which Parent or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which Parent or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

     5.20 Insurance. Schedule 5.20 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Parent Employee Benefit Plans described on Schedule 5.14) currently owned or maintained by Parent as of the date hereof and all liability and errors and omissions Insurance Policies owned or maintained by Parent and its predecessors (if any) at any time since September 30, 2003. Except as set forth on Schedule 5.20, accurate and complete copies of all material Insurance Policies described or required to be described on Schedule 5.20 have been made available to Shareholder. Each such material Insurance Policy is in full force and effect; Parent has not received notice of cancellation with respect to any such Insurance Policy; and, to Parent’s knowledge, there is no basis for the insurer thereunder to terminate any such material Insurance Policy. Except as set forth on Schedule 5.20, there are no claims in excess of $120,000 that are pending under any of the material Insurance Policies described on Schedule 5.20.
     5.21 Compliance with Laws; Permits.
          5.21.1. Except as set forth on Schedule 5.21: (i) Parent and its Subsidiaries are in material compliance with each Law that is applicable to them or to the conduct of any of their businesses or the ownership or use of any of their Assets; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by Parent or any of its Subsidiaries of, or a failure on the part of Parent or any of its Subsidiaries to comply in all material respects with any Law; and (iii) neither Parent nor any of its Subsidiaries has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply in all material respects with, any Law, including any Antitrust Laws.
          5.21.2. Except as set forth on Schedule 5.21, Parent and each of its Subsidiaries has obtained and holds all material Permits required for the lawful operation of Parent’s business as and where such business is presently conducted. Accurate and complete copies of all such material Permits have been made available to the Shareholder.
          5.21.3. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, Intellectual Property Rights, employee and independent contractor matters, Employee Benefit Plans, Real Property or environmental matters, which are the subject of Sections 5.11, 5.12, 5.13, 5.14, 5.15 and 5.19, respectively.
     5.22 Proceedings and Judgments.
          5.22.1. Except as set forth on Schedule 5.22: (i) no material Proceeding is currently pending or, to Parent’s knowledge, threatened, to which Parent or any of its Subsidiaries is or was a party, or by which Parent or any of its Subsidiaries or any Parent Material Contracts, or other material Assets or business of Parent or its Subsidiaries is affected; and (ii) no material Judgment is currently outstanding, against Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries or any material Assets or business of Parent or its Subsidiaries is affected.

          5.22.2. As to each matter described on Schedule 5.22, accurate and complete copies of all material pleadings, Judgments, orders, correspondence and other legal documents have been made available to Shareholder.
     5.23 Customers, Prospects and Suppliers. Schedule 5.23 annexed hereto contains a complete and accurate list of the top ten customers (by revenue) including the line of business and region in respect of Parent’s business and the top ten suppliers (by purchases) of Parent’s business, in each case for the period from January 1, 2006 through December 31, 2006. Except as disclosed on Schedule 5.23, no such customer or supplier within the last twelve (12) months has canceled or otherwise terminated its relationship with Parent, and no such customer or supplier has during the last twelve (12) months materially decreased or limited its business with Parent, in each case whether as a result of the transactions contemplated hereby or otherwise.
     5.24 Brokers Fees. No Person acting on behalf of Parent is or shall be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Shareholder or Target could become wholly or partly liable.
     5.25 Vote Required. The only vote of the holders of any class or series of the Parent Stock necessary to approve the issuance of the Parent Shares pursuant to this Agreement or any other transaction contemplated by this Agreement is the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at a meeting of stockholders and entitled to vote.
     5.26 Board Approval. The Parent Board (i) has determined that the Purchase Price is fair to Parent and its stockholders, (ii) has approved this Agreement, the other Parent Documents and the transactions contemplated hereby and thereby, and (iii) has approved and determined to recommend that the stockholders of Parent vote to approve the issuance of the Parent Shares and the other transactions contemplated hereby that require the approval of such stockholders.
     5.27 Listing and Maintenance Requirements. The shares of Parent Common Stock are registered pursuant to the Exchange Act and are listed on The NASDAQ Global Select Market, and Parent has taken no action designed to terminate the registration of the Parent Common Stock or delisting the Parent Common Stock from The NASDAQ Global Select Market. Parent has not, in the two years preceding the date hereof, received notice (written or oral) from The NASDAQ Global Select Market to the effect that Parent is not in compliance with the listing or maintenance requirements thereof. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of Parent Common Stock on The NASDAQ Global Select Market.
     5.28 Opinion of Financial Advisor. Parent has received the opinion of Deutsche Bank Securities Inc., financial advisor to Parent, to the effect that, as of the date of such opinion, the payment of the Purchase Price by Parent is fair, from a financial point of view, to Parent. A copy of such opinion will be delivered to Target and Shareholder promptly after the date of this Agreement.

     5.29 Full Disclosure. No representation or warranty made by Parent in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. To Parent’s knowledge, there is no fact that has not been disclosed to Shareholder in the schedules to this Agreement or otherwise in writing, that has been or, so far as Parent can reasonably foresee, will have a Material Adverse Effect on Parent.
SECTION 6. Covenants
     6.1 Parent Stockholders’ Approval; Proxy Statement.
          6.1.1. Parent, acting through the Parent Board shall: (i) duly call and give notice of a special meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of voting on and approving the issuance of the Parent Shares and approving the appointment of the Shareholder Directors (as defined and more fully described in the Shareholder Agreement) to the Parent Board (the “Parent Stockholders’ Approval”); (ii) convene and hold the Parent Stockholders’ Meeting as promptly as practicable following the date the Proxy Statement is approved by the SEC, and (iii) recommend to its stockholders the approval of the issuance of the Parent Shares and approval of the Shareholder Directors to the Parent Board (the “Parent Recommendation”) and take all lawful action and use its best efforts to solicit and obtain such approval, not withdraw or adversely modify the Parent Recommendation, and include the Parent Recommendation in the Proxy Statement.
          6.1.2. Parent shall use its best efforts to, as promptly as practicable after the execution of this Agreement, prepare and file a proxy statement (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) with the SEC with respect to the Parent Stockholders’ Meeting. Parent will promptly notify Shareholder of the receipt of any oral or written comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Shareholder with copies of all correspondence between Parent, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Parent shall give Shareholder and its counsel a reasonable opportunity to review and comment on the draft of the Proxy Statement prior to it being filed with the SEC and shall give Shareholder and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Shareholder shall furnish all information concerning it and Target as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement. Parent agrees to use its best efforts, after consultation with Shareholder, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement shall have been approved by the SEC, Parent shall mail the Proxy Statement to its stockholders. If at any time prior to obtaining Parent Stockholders’ Approval there shall occur any event which must be set forth in an amendment or supplement to the Proxy Statement, Parent will prepare and mail to its stockholders such an amendment or supplement. No filing of an amendment or supplement to the Proxy Statement shall be made without the prior written consent of Shareholder, such consent not to be unreasonably withheld.
          6.1.3. Notwithstanding the provisions of Section 6.1.2, in the event that either Parent or Target has not entered into a Facility Amendment with its respective Lender pursuant to Section 6.6.2 hereof, Parent (A) shall not be required to comply with its solicitation obligations with respect to the Parent Stockholders’ Approval under Section 6.1.2 hereof, and (B) may terminate this Agreement pursuant to Section 10.1.8 hereof.
     6.2 Conduct of Target’s Business. Target covenants and agrees as to itself and its Subsidiaries, except as specifically permitted by any other provision of this Agreement, as required by Law or as set forth in Schedule 6.2, to conduct the Target Business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice, to use its commercially reasonable efforts to maintain and preserve the Assets of Target and each of its Subsidiaries, and to use commercially reasonable efforts to keep available the services of their respective current officers, employees and consultants and their relationships with customers, suppliers and other Persons with whom they have business relations that relate to the Target Business. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, as required by Law or as set forth in Schedule 6.2, neither Target nor any of its Subsidiaries shall, between the date hereof and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Parent.
                    (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, its or any of its Subsidiary’s capital stock (other than dividends or other distributions from a wholly-owned Subsidiary to its shareholders); or purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary’s capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or pledge or otherwise encumber any shares of its or any of its Subsidiary’s capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, convertible securities or any other securities or equity equivalents;
                    (b) increase, alter or amend in any material respect the compensation or fringe benefits of any of its or any Subsidiary’s employees except in the ordinary course of business, in accordance with past practice; establish, adopt or amend in any material respect (including any amendment with a future effective date) any Employee Benefit Plan; enter into employment arrangements or arrangements to provide rights or benefits upon a change of control with any such employee or enter into any retention or performance-based bonus or other compensation agreement or any similar agreement with any such employee; or, except as required to comply with applicable Law, establish, adopt, enter into, amend or terminate any material written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;
                    (c) amend in any material respect its organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Target or its Subsidiaries in any way which would adversely impact the transactions contemplated hereby or the Target Business;

                    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, except any such transaction with a Subsidiary of Target, so long as such transaction would not in any way adversely impact the transactions contemplated hereby or the Target Business and except purchases (x) in the ordinary course of business consistent with past practice, or (y) individually in an amount not in excess of $20,000,000 and in the aggregate in an amount not in excess of $40,000,000;
                    (e) sell, lease, license, mortgage or otherwise subject to any Encumbrance or otherwise dispose of any Assets, except sales or dispositions in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;
                    (f) incur any indebtedness or guarantee any such indebtedness of another Person (including any affiliate of Target or its Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person (including any affiliate of Target or its Subsidiaries), repay any indebtedness of any affiliate of Target or its Subsidiaries, or repay any indebtedness which is guaranteed by any affiliate of Target or its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing, or amend or modify any terms relating thereto, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;
                    (g) enter into, amend, modify or terminate in any material respect any Material Contract except in the ordinary course of business consistent with past practice;
                    (h) expend funds for capital expenditures individually in an amount in excess of $1,000,000 and in the aggregate in an amount in excess of $5,000,000;
                    (i) with respect to Target only, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;
                    (j) recognize any labor union or enter into or amend any collective bargaining agreement, unless legally required to do so;
                    (k) change any accounting principles, except as required by IFRS or by a Governmental Body;
                    (l) make any Tax election or settle or compromise any income tax liability, or file any amended Tax Return, in the case of any of the foregoing, material to the business, financial condition or results of operations of Target or any of its Subsidiaries;
                    (m) unless compelled by a final non-appealable court order or other binding order of a Governmental Body, settle or compromise any litigation in which Target or any of its Subsidiaries is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000 or waive any material right;

                    (n) enter into any agreements or arrangements with any current or former shareholder, director, officer or controlling Person of Target (or any of its predecessors) or any other Person affiliated with Target (or any of its predecessors); or
                    (o) authorize any of, or commit or agree to take any of, the foregoing actions;
provided, that notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Target or any of its Subsidiaries prior to the Closing Date.
     6.3 Conduct of Parent’s Business. Parent covenants and agrees as to itself and its Subsidiaries, except as specifically permitted by any other provision of this Agreement, as required by Law or as set forth in Schedule 6.3, to conduct its business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice, to use its commercially reasonable efforts to maintain and preserve the Assets of Parent and each of its Subsidiaries, and to use commercially reasonable efforts to keep available the services of their respective current officers, employees and consultants and their relationships with customers, suppliers and other Persons with whom they have business relations that relate to Parent’s business. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, as required by Law or as set forth in Schedule 6.3, neither Parent nor any of its Subsidiaries shall, between the date hereof and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Target:
                    (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, its or any of its Subsidiary’s capital stock (other than dividends or other distributions from a wholly-owned Subsidiary to its shareholders); or purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary’s capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or pledge or otherwise encumber any shares of its or any of its Subsidiary’s capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, convertible securities or any other securities or equity equivalents;
                    (b) unless approved by the Compensation Committee of the Parent Board acting in the ordinary course of business, increase, alter or amend in any material respect the compensation or fringe benefits of any of its or any Subsidiary’s employees except in the ordinary course of business, in accordance with past practice; establish, adopt or amend in any material respect (including any amendment with a future effective date) any Employee Benefit Plan; enter into employment arrangements or arrangements to provide rights or benefits upon a change of control with any such employee; or, except as required to comply with applicable Law, establish, adopt, enter into, amend or terminate any material written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;
                    (c) amend in any material respect its organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Parent or its Subsidiaries in any way which would adversely impact the transactions contemplated hereby or the Parent’s business;
                    (d) subject to the fiduciary obligations of the Parent Board, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, except any such transaction with a Subsidiary of Parent, so long as such transaction would not in any way adversely impact the transactions contemplated hereby or Parent’s business and except purchases (x) in the ordinary course of business consistent with past practice, or (y) individually in an amount not in excess of $20,000,000 and in the aggregate in an amount not in excess of $40,000,000;
                    (e) sell, lease, license, mortgage or otherwise subject to any Encumbrance or otherwise dispose of any Assets, except (x) for sales or dispositions in the ordinary course of business consistent with past practice, (y) for Permitted Encumbrances, or (z) in connection with the actions permitted under Section 6.3(f) hereof;
                    (f) incur any indebtedness or guarantee any such indebtedness of another Person in excess of $250,000,000, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person in excess of $250,000,000, or enter into any arrangement having the economic effect of any of the foregoing, or amend or modify any terms relating thereto, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;
                    (g) enter into, amend, modify or terminate in any material respect any Parent Material Contract except in the ordinary course of business consistent with past practice;
                    (h) expend funds for capital expenditures individually in an amount in excess of $1,000,000 and in the aggregate in an amount in excess of $5,000,000;
                    (i) with respect to Parent only, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;
                    (j) recognize any labor union or enter into or amend any collective bargaining agreement, unless legally required to do so;
                    (k) change any accounting principles, except as approved by Parent’s independent registered public accounting firm and as disclosed in the Parent SEC Reports and except as required by GAAP or by a Governmental Body;
                    (l) make any Tax election or settle or compromise any income tax liability or file any amended Tax Return or file any Tax Return prior to the last day (including extensions) prescribed by Law, in the case of any of the foregoing, material to the business, financial condition or results of operations of Parent or any of its Subsidiaries;

                    (m) unless compelled by a final non-appealable court order or other binding order of a Governmental Body, settle or compromise any litigation in which Parent or any of its Subsidiaries is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000 or waive any material right;
                    (n) enter into any agreements or arrangements with any current or former shareholder, director, officer or controlling Person of Parent (or any of its predecessors) or any other Person affiliated with Parent (or any of its predecessors); or
                    (o) authorize any of, or commit or agree to take any of, the foregoing actions;
provided, that notwithstanding the foregoing, nothing contained in this Agreement shall give Target, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Closing Date.
     6.4 No Solicitation of Transactions.
          6.4.1. Prior to the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with the provisions of Section 10, none of Parent, any of Parent’s Subsidiaries, Shareholder, Target or any of Target’s Subsidiaries will, nor will any of them permit their officers, directors, employees or agents, investment bankers, attorneys, accountants or other advisors or representatives, to directly or indirectly (i) solicit, initiate, encourage or knowingly facilitate (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal, or the making of any proposal that constitutes any Acquisition Proposal, or provide any confidential information or data with respect to an Acquisition Proposal, (iii) agree to, approve or recommend or propose publicly to approve or recommend any Acquisition Proposal, or (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, memorandum of understanding, term sheet or other similar document related to an Acquisition Proposal. Each of Parent and Target agrees that it and each of their respective Subsidiaries and each of their respective representatives shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.
          6.4.2. “Acquisition Proposal,” for the purposes of this Agreement, shall mean any inquiry, offer or proposal concerning any (a) merger, consolidation, share exchange, reorganization, recapitalization, business combination, or other similar transaction in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the surviving entity resulting from any such transaction, (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Parent or Target (including each of their respective Subsidiaries), as the case may be, representing 20% or more of the consolidated assets of Parent or Target (including each of their respective Subsidiaries), as the case may be, taken as a whole in a single transaction or series of related transactions, (c) any tender offer or exchange offer for 20% or more of any class of equity security of Parent or Target, as the case may be, or the filing of a registration statement under the Securities Act in connection therewith, (d) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of Parent or Target (including its respective Subsidiaries), as the case may be, having a fair market value equal to or greater than 20% of the fair market value of all of the assets of Parent or Target (including its respective Subsidiaries), as the case may be, taken as a whole, immediately prior to such transaction, or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (other than the transactions contemplated by this Agreement).
          6.4.3. As promptly as practicable (but in any event within two Business Days) after any of Parent’s or Target’s respective officers, directors or representatives (including any investment banker, attorney or accountant retained by Parent or Target or any of their respective Subsidiaries) receives or becomes aware of the receipt of any Acquisition Proposal by Parent or Target, as the case may be, or any request for non-public information or inquiry which Parent or Target, at the case may be, reasonably believes could lead to an Acquisition Proposal, Parent or Target, as the case may be, shall provide the other parties hereto with written notice of receipt of such Acquisition Proposal, request or inquiry. Parent or Target, as the case may be, shall keep the other parties hereto informed as promptly as practicable (but in any event within two (2) Business Days) of the receipt of all amendments or proposed amendments of any such Acquisition Proposal, request or inquiry.
     6.5 Investigation. Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with the provisions of Section 10 hereof or the Closing Date, each of Parent and Shareholder may, directly and through its respective representatives, make such investigation of the other as it deems reasonably necessary or advisable. In furtherance of the foregoing, each party hereto and its respective representatives shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of the other, and shall furnish to each other and its respective representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each party hereto and its respective management, employees, accountants and attorneys shall cooperate fully with the other and its respective representatives in connection with such investigation. All information obtained in connection with such access shall be governed by the Non-Disclosure and Confidentiality Agreement dated June 27, 2001, as amended on February 22, 2002, November 22, 2002, August 1, 2006 and August 22, 2006 (the “Confidentiality Agreement”), the terms and provisions of which shall be incorporated by reference into this Agreement.
     6.6 Certain Filings; Consents.
          6.6.1. Parent, Shareholder and Target shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with or consent of, any

Governmental Body is required (including pursuant to the Antitrust Laws), or any actions or Consents are required to be obtained from parties to any Material Contracts or Parent Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required including pursuant to the Antitrust Laws or in connection therewith and seeking to obtain any such Consents in a timely manner.
          6.6.2. Each of Parent and Target shall use its best efforts as promptly as practicable after the date hereof to enter into and to cause its respective Lender to enter into an amendment(s) to its existing credit facility(ies) in a form reasonably and mutually satisfactory to Parent, Target and each of their respective Lenders (each respective amendment, a “Facility Amendment” and, collectively, the “Facility Amendments”).
     6.7 Commercially Reasonable Efforts; Further Assurance.
                    (a) Subject to the terms and conditions of this Agreement, Parent, Shareholder and Target will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. Parent, Shareholder and Target agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
                    (b) In furtherance and not in limitation of the foregoing, each of Parent and Target shall make any appropriate required filings pursuant to applicable Antitrust Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act or similar form required by the EC Act, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and, in the case of such Notification and Report Form pursuant to the HSR Act or similar form required by the EC Act, in any event within twenty (20) Business Days of the date hereof. Each of Parent, Shareholder and Target shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the EC Act and any other Antitrust Laws and shall take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, the EC Act and any other Antitrust Laws as soon as practicable.
                    (c) If any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any Proceeding is instituted or threatened by any Governmental Body or any private party challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, each of Parent, Shareholder and Target shall use its commercially reasonable efforts to promptly resolve such objections. Without limiting the generality of the parties undertakings pursuant to this Section 6.7, Parent and Target each agree to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, trade regulation Law or other demand or request that may be asserted by any Governmental Bodies so as to enable the parties hereto to expeditiously close the transactions contemplated hereby as promptly as practical, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Judgment in any Proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that neither Parent nor Target shall be required to sell, divest or dispose of assets that contributed more than 5% to its respective consolidated earnings before interest and taxes for the twelve (12) month period immediately preceding the date of this Agreement.
     6.8 Cooperation on Tax Matters.
          6.8.1. Parent, Shareholder and Target shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target agrees to retain all books and records with respect to Tax matters pertinent to Target relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations or similar periods pursuant to non-United States tax law, as applicable (including any applicable extensions) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority or Governmental Body.
          6.8.2. From the date hereof until the day after June 13, 2009, Parent shall, and shall cause Target to, comply with the notification conditions of the Danish Tax Order and Parent shall not take, and shall cause Target not to take, any actions with respect to the Target Stock without first (except as otherwise expressly contemplated by the Danish Tax Order) (i) notifying Shareholder of such proposed transaction, (ii) notifying the applicable Danish Taxing Authorities of such proposed transaction, (iii) obtaining written confirmation from the applicable Danish Taxing Authorities that such transaction will not violate the Danish Tax Order and (iv) to the extent the written confirmation set forth in clause (iii) requires Parent or Target to satisfy any conditions, both (A) complying with such conditions and (B) obtaining the written consent of Shareholder if such conditions adversely affect Shareholder or its shareholders. Parent agrees to indemnify and hold harmless Shareholder and its shareholders for any Losses arising out of or caused by, directly or indirectly, a breach by Parent or Target of this Section 6.8.2.
     6.9 Public Announcements. Parent and Shareholder agree to consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby which differs substantially from previously agreed upon press releases or public statements and, except for any press releases and public statements the making of which may be required by applicable Law, or any applicable stock exchange or NASDAQ rule or any listing agreement, neither party will issue any such press release nor make any such public statement unless the content of such press release or public statement shall have been agreed upon by the parties.
     6.10 Notices of Certain Events. Each of Parent, Shareholder and Target shall promptly notify the other party of:
          6.10.1. any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          6.10.2. any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and
          6.10.3. any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to, in the case of Target or any of its Subsidiaries, Section 4.22 or, in the case of Parent or any of its Subsidiaries, Section 5.22.
Each of Parent, Shareholder and Target shall use commercially reasonable efforts to notify the other party of any event or state of facts which makes the representations and warranties of such party contained herein untrue in any material respect or which makes the satisfaction of any condition or performance of any obligation of such party contained herein impossible or reasonably unlikely.
     6.11 Information Supplied. The information supplied or to be supplied by Shareholder in writing for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     6.12 Shareholder Agreement. On or immediately prior to the Closing Date, Shareholder and Parent hereby agree to enter into a Shareholder Agreement in substantially the form attached hereto as Exhibit B (the “Shareholder Agreement”).
     6.13 Registration Rights Agreement. The Parent Shares issued to Shareholder pursuant to this Agreement shall be registered in accordance with the terms and conditions of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), which shall provide, among other things, that Parent will use its best efforts to file a registration statement covering eight million (8,000,000) Parent Shares promptly following the Closing Date pursuant to the terms of the Registration Rights Agreement.
     6.14 Director and Officer Liability. From and after the Closing Date, Parent shall cause (i) the certificate of incorporation and/or bylaws (or similar organizational documents) of Target and each of its Subsidiaries to continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each of its current (as of the Closing Date) and former directors and officers, than are presently set forth in the certificate of incorporation and bylaws (or similar organizational documents) of such entity, which provision shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual and (ii) any agreement previously made available to Parent on or prior to the date of this Agreement providing for the indemnification by Target or any of its Subsidiaries of any current or former officer or director of Target or such Subsidiary in effect as of the date of this Agreement to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Target or such Subsidiary, as the case may be, after the Closing. In addition, Parent shall cause Target and its Subsidiaries to maintain coverage under their current director and officer liability insurance policy (or another policy with substantially comparable coverage, including coverage of pre-Closing time periods) for a period of not less than six (6) years from the Closing Date; provided, however, that Target and its Subsidiaries shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the most recent annual premiums paid by Target and its Subsidiaries for such insurance.
     6.15 Employee Matters.
          6.15.1. The officers of Parent, Target and their respective Subsidiaries as of the Closing shall be as set forth on Schedule 6.15 hereto.
          6.15.2. From and after the Closing Date, Parent shall cause the service of each employee of Target and its Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility, vesting, level of benefits and benefit accrual (including level of benefits and benefit accrual under any vacation and severance pay plans, policies or arrangements) under each Employee Benefit Plan of Parent in which any such employee is or becomes eligible to participate.
     6.16 Shareholder’s Indemnification Rights under the June Stock Purchase Agreement.
                    (a) Effective as of the Closing, Shareholder hereby transfers and assigns to Parent all of its rights to indemnification under that certain Share Sale and Purchase Agreement dated June 13, 2006 by and between Shareholder and the former shareholders of Target (the “June Stock Purchase Agreement”). In the event that any such transfer or assignment is limited or not permitted pursuant to the June Stock Purchase Agreement and in the event that a Parent Indemnitee seeks indemnification for any Losses under Section 11 herein, Shareholder shall from and after the Closing, at the direction of Parent and as promptly as practicable after Shareholder’s receipt of an Indemnification Notice from such Parent Indemnitee, enforce its right to indemnification for such Losses. The Indemnification Notice shall set forth the basis of the claim to be made under the June Stock Purchase Agreement, together with all relevant details in the possession of Parent or Target, and shall instruct Shareholder to enforce its right to indemnification under the June Stock Purchase Agreement. Upon receipt of such Indemnification Notice, Shareholder shall, as promptly as reasonably practicable, make a claim for indemnity under the June Stock Purchase Agreement in accordance with the terms thereof, and in connection with such claim shall only take such actions and incur such fees as reasonably requested by Parent. In connection with enforcing such rights, Parent shall, and shall cause Target to, cooperate with Shareholder and its counsel and provide Shareholder with access to all information and personnel in its possession relevant or reasonably necessary for enforcing such rights. All amounts recovered pursuant to such indemnification right (net of any Taxes and any actual out-of-pocket fees and expenses of Shareholder in connection with Shareholder seeking such Indemnification Proceeds) (the “Indemnification Proceeds”) which exceed the Cap set forth in Section 11.4.2 (the “Indemnification Excess”) shall increase the Cap in order to provide the Parent Indemnitee the full benefit of such Indemnification Proceeds. Parent shall indemnify Shareholder for any Losses of Shareholder arising out of the exercise of such indemnification rights under the June Stock Purchase Agreement (including the actual out-of-pocket fees and expenses incurred by it in connection with Shareholder seeking such Indemnification Proceeds). Furthermore, notwithstanding anything to the contrary in this Agreement, Shareholder shall pay all such Indemnification Proceeds to the Parent Indemnitee promptly after receipt thereof in accordance with Section 11.6 herein, provided, however, that Shareholder shall pay any Indemnification Excess to the Parent Indemnitee promptly after receipt thereof in cash. For purposes of clarification, in no circumstance shall Section 11.4.1 (Basket) or Section 11.4.2 (Cap) be applicable to any Indemnification Proceeds received by Shareholder.
                    (b) Effective as of the Closing, Shareholder hereby agrees that it shall not, by its own voluntary action, liquidate, dissolve or otherwise cease to exist so long as its indemnification rights under the June Stock Purchase Agreement are enforceable; provided, however, that any involuntary action of liquidation, dissolution or cessation of existence of Shareholder is not a result of the actions or inactions of Shareholder or Nordic; provided further that nothing in this Section 6.16(b) shall prohibit Shareholder from issuing dividends or making distributions, including from proceeds received from the sale of any Parent Shares, or otherwise writing down its share capital or buying back shares.
                    (c) Effective as of the Closing, Nordic hereby agrees to cause Shareholder to comply with the covenants provided for in this Section 6.16 and shall indemnify Parent for any Losses associated with Shareholder’s failure to use commercially reasonable efforts to comply with the terms and conditions of this Section 6.16, in each case until the earlier of (i) when Shareholder no longer has any right to indemnification under the June Stock Purchase Agreement or (ii) six (6) years after the Closing. Notwithstanding the foregoing, Nordic’s obligation to indemnify Parent for any such Losses shall be limited to, and shall not exceed, the value (measured at the Closing) of its pro rata interest (determined based upon Nordic’s shareholdings in Shareholder) in the Purchase Price payable to Shareholder at Closing. Notwithstanding any other provision hereof, each of Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., acting through their general partner, Nordic Capital VI Limited, NC VI Limited and Nordic Industries Limited shall be only severally, and not jointly liable, for any indemnification or other obligations pursuant to this Section 6.16(c) (in proportion to their respective holdings in Shareholder).
     6.17 Form 8-K Obligations. Shareholder will use commercially reasonable efforts to take all actions to assist Parent in connection with Parent’s preparation of the financial statements and other information it will be required to file with the SEC under Rule 3-05 of Regulation S-X (on Form 8-K).

SECTION 7. Conditions of Closing.
     7.1 Conditions to Obligations of Parent to Consummate the Transaction. The obligations of Parent to consummate the closing of the Transaction shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing Date of the following conditions:
          7.1.1. Accuracy of Representations and Warranties. The representations and warranties of Shareholder contained in any document delivered by it hereby shall have been true and correct (without giving effect to any limitations as to “materiality” set forth therein) when made, and, in addition, as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date, except when the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on Target, and Parent shall have received a certificate signed by an officer of Target to such effect.
          7.1.2. Performance of Agreements. Each of Shareholder, Target and its Subsidiaries, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained herein and required to be performed, observed or complied with by either of them hereunder, or to be satisfied or fulfilled, by Shareholder, Target or its Subsidiaries at or prior to the Closing Date.
          7.1.3. Material Adverse Effect. Since the date of this Agreement, there shall have been no event, development or state of facts that results in, or would reasonably be expected to result in, a Material Adverse Effect on Target (a “Target MAE”).
          7.1.4. Opinion of Counsel for Target and its Subsidiaries and Shareholder. Parent shall have received an opinion of Latham & Watkins LLP, U.S. counsel, and Plesner Svane Grønborg, Danish counsel, for Target, its Subsidiaries and Shareholder, dated as of the Closing Date, in a customary form reasonably satisfactory to the parties hereto (the “Target Opinion”).
          7.1.5. Litigation. No order of any Governmental Body shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted by any person or entity, and which, in the reasonable judgment of Parent (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible or unlawful to proceed with the consummation of the Transaction.

          7.1.6. Consents and Approvals. All Consents by third parties set forth in Schedule 7.1.6 required by Parent as a precondition to the performance by Target and Shareholder of their respective obligations hereunder, and all Governmental Bodies including, but not limited, under any Antitrust Laws, shall have been obtained and shall be in full force and effect.
          7.1.7. No Termination. This Agreement shall not have been terminated pursuant to Section 10.
          7.1.8. Parent Stockholders’ Approval. The Parent Stockholders’ Approval shall have been obtained.
          7.1.9. Registration Rights Agreement. Shareholder shall have executed and delivered to Parent the Registration Rights Agreement.
          7.1.10. Target Option Plans. All options, warrants or any other right of any nature whatsoever to purchase equity in Target or any of its Subsidiaries shall have been terminated and/or cancelled and be of no further force or effect.
          7.1.11. Closing Certificates. Each of Shareholder and Target shall have furnished Parent with certificates, dated as of the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied.
          7.1.12. Shareholder Agreement. Shareholder shall have executed and delivered to Parent the Shareholder Agreement.
          7.1.13. Facility Amendment. Each of Target and Target’s Lender shall have executed the respective Facility Amendment pursuant to Section 6.6.2 hereof.
          7.1.14. Escrow Agreement. Shareholder shall have executed and delivered to Parent the Escrow Agreement.
     7.2 Conditions to Obligations of Shareholder to Consummate the Transaction. The obligations of Shareholder and Target to consummate the Transaction shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Shareholder) at or prior to the Closing Date of the following conditions:
          7.2.1. Accuracy of Representations and Warranties. The representations and warranties of Parent contained in any documents delivered by it hereby shall have been true and correct, (without giving effect to “materiality” set forth therein) when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on Parent, and Shareholder shall have received a certificate signed by an officer of Parent to such effect.

          7.2.2. Performance of Agreements. Each of Parent and its Subsidiaries shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any document required to be performed, observed or complied with by it hereunder, or satisfied or fulfilled, by Parent at or prior to the Closing Date.
          7.2.3. Material Adverse Effect. Since the date of this Agreement, there shall have been no event, development or state of facts that results in, or would reasonably be expected to result in, a Material Adverse Effect on Parent (a “Parent MAE”).
          7.2.4. Opinion of Counsel Parent. Shareholder shall have received an opinion of Blank Rome LLP, counsel for Parent, and Indiana counsel for Parent, dated as of the Closing Date, in a customary form reasonably satisfactory to the parties hereto (the “Parent Opinion”).
          7.2.5. Litigation. No order of any Governmental Body shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted by any person or entity, and which, in the reasonable judgment of Shareholder (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible or unlawful to proceed with the consummation of the Transaction.
          7.2.6. Consents and Approvals. All Consents by third parties set forth in Schedule 7.2.6 required by Shareholder as a precondition to the performance by Parent of its obligations hereunder, and all Governmental Bodies including, but not limited, under any Antitrust Laws, shall have been obtained and shall be in full force and effect.
          7.2.7. No Termination. This Agreement shall not have been terminated pursuant to Section 10.
          7.2.8. Parent Stockholders’ Approval. The Parent Stockholders’ Approval shall have been obtained.
          7.2.9. The Registration Rights Agreement. Parent shall have executed and delivered to Shareholder the Registration Rights Agreement.
          7.2.10. NASDAQ Listing. The Parent Shares issuable to Shareholder hereunder shall have been approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance.
          7.2.11. Shareholder Agreement. Parent shall have executed and delivered to Shareholder the Shareholder Agreement.
          7.2.12. Directors. Three Directors shall have duly resigned from the Parent Board and such number of Directors nominated by Shareholder in accordance with

Section 2.1(a) of the Shareholder Agreement shall have been duly appointed to the Parent Board.
          7.2.13. Closing Certificates. Parent shall have furnished Shareholder with certificates executed by an executive officer, dated the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied.
          7.2.14. Facility Amendment. Each of Parent and Parent’s Lender shall have executed the respective Facility Amendment pursuant to Section 6.6.2 hereof.
          7.2.15. Escrow Agreement. Parent shall have executed and delivered to Shareholder the Escrow Agreement.
SECTION 8. Closing
     8.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held as promptly as practicable (but not later than two (2) Business Days) after satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, or such later date as agreed upon in writing by the parties (the “Closing Date”), at a location that is mutually acceptable to the parties.
     8.2 Shareholder’s Deliveries at the Closing. At the Closing, Shareholder shall deliver or cause to be delivered the following to Parent:
          8.2.1. stock certificates representing all of the issued and outstanding shares of Target Stock, together with assignments separate from certificate, dated the Closing Date and duly executed by Shareholder, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of capital stock;
          8.2.2. the original signed copies of all Consents listed on Schedule 7.1.6;
          8.2.3. all of the original minute books and stock books of Target and its Subsidiaries (including those of any applicable predecessors);
          8.2.4. duly executed resignations, dated the Closing Date, of those directors and officers of Target and its Subsidiaries as specified by Parent;
          8.2.5. copies of the applicable resolutions, filings and other documents establishing, in form and substance reasonably acceptable to Parent, that the transactions contemplated by this Agreement were fully completed and authorized by all appropriate corporate action on the part of Target, certified by an officer of Target as in full force and effect, without modification or rescission, on and as of the Closing Date;
          8.2.6. good standing certificates or the equivalent for Target and its operational Subsidiaries, dated no earlier than ten days before the Closing Date, from each of their jurisdictions of incorporation or formation, as applicable, and from each other jurisdiction in which Target and each of its operational Subsidiaries is qualified or registered to do business as a foreign corporation;
          8.2.7. a certificate of Secretary of Target as to the incumbency and signatures of the officers of Target executing this Agreement;
          8.2.8. the Target Opinion;
          8.2.9. the Escrow Agreement duly executed by Shareholder;
          8.2.10. the Shareholder Agreement duly executed by Shareholder;
          8.2.11. the Registration Rights Agreement duly executed by Shareholder;
          8.2.12. the respective Facility Amendment duly executed by Target and Target’s Lender; and
          8.2.13. all other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Parent in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.
     8.3 Parent’s Deliveries at Closing. At the Closing, Parent shall deliver the following:
          8.3.1. the Parent Shares, including the Escrow Shares;
          8.3.2. the original signed copies of all Consents listed on Schedule 7.2.6;
          8.3.3. a certificate of existence for Parent and good standing certificates for its operational Subsidiaries, dated no earlier than ten days before the Closing Date, from each of their jurisdictions of incorporation or formation, as applicable, and from each other jurisdiction in which Parent and each of its operational Subsidiaries is qualified or registered to do business as a foreign corporation;
          8.3.4. copies of the resolutions duly adopted by the board of directors of Parent, authorizing Parent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Parent as in full force and effect, without modification or rescission, on and as of the Closing Date;
          8.3.5. a certificate of the Secretary of Parent as to the incumbency and signatures of the officers of Parent executing this Agreement;
          8.3.6. the Parent Opinion;
          8.3.7. the Escrow Agreement duly executed by Parent;
          8.3.8. the Shareholder Agreement duly executed by Parent;

          8.3.9. the Registration Rights Agreement duly executed by Parent;
          8.3.10. the respective Facility Amendment duly executed by Parent and Parent’s Lender; and
          8.3.11. all other agreements, certificates, instruments and documents reasonably requested by Shareholder in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.
SECTION 9. [Intentionally Omitted]
SECTION 10. Termination; Amendment; Waiver
     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          10.1.1. by mutual written consent of Parent, on the one hand, and the Target and Shareholder, on the other hand;
          10.1.2. by either of Target or Shareholder, on the one hand, or Parent, on the other hand, by written notice to the other; if (i) the Closing shall not have been consummated by August 20, 2007 provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date, or (ii) any Governmental Body of competent jurisdiction shall have issued a Judgment or taken any other action (which Judgment or other action the parties hereto shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided, however, that the party terminating this Agreement pursuant to this Section 10.1.2 shall have used its commercially reasonable efforts to have such Judgment or other action vacated;
          10.1.3. by written notice from Parent to Target or Shareholder (if Parent is not in material breach of any of its representations, warranties, covenants and agreements under this Agreement), if Target or any of its Subsidiaries or Shareholder breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to a Target MAE and such Target MAE is incapable of being cured within 20 days of the receipt of such notice; provided, however, that the failure to satisfy the condition in Section 7.1.13 hereof shall not be deemed a Target MAE;
          10.1.4. by written notice from Shareholder or Target to Parent (if Target and Shareholder are not in material breach of any of their representatives and warranties, covenants and agreements under this Agreement) if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to a Parent MAE and such

Parent MAE is incapable of being cured within 20 days of the receipt of such notice; provided, however, that the failure to satisfy the condition in Section 7.2.14 hereof shall not be deemed a Parent MAE;
          10.1.5. by written notice from Shareholder or Target to Parent if the Parent Board shall have (A) failed to make the Parent Recommendation, (B) withdrawn the Parent Recommendation, or (C) modified the Parent Recommendation in a manner adverse to Shareholder;
          10.1.6. by written notice from Parent to Target or Shareholder if (i) Parent receives an Acquisition Proposal (for the purposes of this Section 10.1.6, Acquisition Proposal shall have the meaning set forth in the definition of Acquisition Proposal herein, except that all references to 20% shall be deemed references to 50%) pursuant to which Parent is required to terminate this Agreement as a condition to the consummation of the transaction in connection with the Acquisition Proposal, (ii) by reason of such Acquisition Proposal, the Parent Board shall have (A) failed to make or reaffirm the Parent Recommendation, (B) withdrawn the Parent Recommendation, or (C) modified the Parent Recommendation in a manner adverse to Shareholder and (iii) after consultation with its attorneys and financial advisors, the Parent Board determines in good faith that this Agreement must be terminated to satisfy the Parent Board’s fiduciary duties to Parent shareholders;
          10.1.7. by either of Parent, on the one hand, or Target or Shareholder, on the other hand, by written notice to the other, if the Parent Stockholders’ Approval is not obtained at the Parent Stockholders’ Meeting; or
          10.1.8. by either of Parent, on the one hand, or Target or Shareholder, on the other hand, by written notice to the other, if any of the Facility Amendments are not executed by any of the respective Lenders of Parent and Target by April 19, 2007.
     10.2 Effect of Termination.
          10.2.1. Subject to the remainder of this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Shareholder, Target and each of their respective directors, trustee, officers, employees, partners, stockholders or shareholders and all rights obligations of any party hereto shall cease, except for the agreements contained in Section 4.25 (Brokers Fees), 5.25 (Brokers Fees), 6.4 (Investigation), 6.8 (Public Announcements), 10.2 (Effect of Termination) and 12.1 (Fees and Expenses); provided, however, that nothing contained in this Section 10.2.1 shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms of this Agreement.

          10.2.2. If this Agreement is terminated by Target or Shareholder pursuant to Section 10.1.4 or 10.1.5 or by Parent pursuant to 10.1.6, then Parent shall pay to Target an amount equal to $15,000,000 (the “Target Break-Up Fee”). If this Agreement is terminated by Parent pursuant to Section 10.1.3, then Target shall pay to Parent an amount equal to $15,000,000 (the “Parent Break-Up Fee,” and together with the Target Break-Up Fee, the “Break-Up Fee”), which Break-Up Fee shall be inclusive of all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants.
          10.2.3. If this Agreement is terminated by any party hereto pursuant to Section 10.1.7, then Parent shall pay to Target an amount equal to its actual out-of-pocket reasonable fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants, but excluding any fees, costs or expenses of any affiliates of Target or Shareholder or any investment banking or any other financial advisors of Target or Shareholder; (the “Termination Expenses”); provided, however, that Parent shall not be obligated to pay Target for its Termination Expenses in excess of $3,000,000; provided further, however, that if, in addition to a termination pursuant to Section 10.1.7, both (A) an Acquisition Proposal with respect to Parent is publicly made prior to the Parent Stockholders’ Meeting and (B) within six (6) months of the effective date of such termination Parent executes a definitive agreement in connection with an Acquisition Proposal (whether or not it was the same Acquisition Proposal referred to in clause (A)), then Parent shall pay to Target the Target Break-Up Fee (less the Termination Expenses already paid by Parent to Shareholder pursuant to this Section 10.2.3). For the purposes of this Section 10.2.3, Acquisition Proposal shall have the meaning set forth in the definition of Acquisition Proposal herein, except that all references to 20% shall be deemed references to 50%.
          10.2.4. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to Sections 10.1.3, 10.1.4, 10.1.5, 10.1.6, or 10.1.7 (as applicable), the payment of any Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which such party would otherwise be entitled to assert against any other parties’ respective assets, or against any of their respective trustees, officers, employees, partners, managers or members, with respect to this Agreement and the transactions contemplated hereby and shall not be construed as a penalty and shall constitute the sole and exclusive remedy available to such party. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Sections 10.1.3, 10.1.4, 10.1.5, 10.1.6, or 10.1.7 (as applicable), the rights to payment under Section 10.2.2: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Sections 10.1.3, 10.1.4, 10.1.5, 10.1.6 or 10.1.7 (as applicable), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.

          10.2.5. Any payment made pursuant to Section 10.2.2 or 10.2.3 (other than in the event a Break-Up Fee becomes due pursuant to Section 10.2.3, in which case payment shall be made no later than the two (2) Business Days after the execution by Parent of the definitive agreement in connection with the Acquisition Proposal) shall be made not later than two (2) Business Days after the date of termination. All payments under this Section 10.2 shall be made by wire transfer of immediately available funds to an account designated by Parent or Target, as the case may be. Parent and Target acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Target would not enter into this Agreement. Accordingly, if Parent or Target fail promptly to pay any amount due pursuant to this Section 10.2 and, in order to obtain such payment, Parent or Target commence a suit which results in a Judgment against the other party or parties for the fees set forth in this Section 10.2, the party or parties failing to make payment shall pay to the other party or parties their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the payment to be made at the prime rate in effect on the date such payment is required to be made as reported in The Wall Street Journal, as liquidated damages.
SECTION 11. Indemnification
     11.1 Shareholder. Shareholder hereby indemnifies and holds harmless Parent, and its successors and assigns, and their respective directors, officers, employees, agents and representatives (“Parent Indemnitees”), from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses including reasonable attorney’s fees and court costs (collectively, “Losses”), arising out of or caused by, directly or indirectly, any of the following:
          11.1.1. Misrepresentation. Any misrepresentation of a fact contained in any representation or warranty made by Shareholder in this Agreement;
          11.1.2. Nonperformance. The breach by Shareholder of any covenant or agreement of Shareholder in this Agreement; or
          11.1.3. Scheduled Claims. Any matter or item set forth on Schedule 4.22.
     11.2 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which a Parent Indemnitee, as the case may be, is seeking indemnification hereunder to which the Parent Indemnitee is entitled to indemnification from Shareholder under Section 11.1:
          11.2.1. Within ten (10) days after the Parent Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Parent Indemnitee first has actual knowledge of the Indemnification Matter, the Parent Indemnitee shall give written notice to Shareholder of the nature of the Indemnification

Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.
          11.2.2. If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, Shareholder shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Parent Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) Shareholder shall not consent to any Judgment, or agree to any settlement, without the Parent Indemnitee’s prior written consent unless such Judgment or settlement includes a complete release of the Parent Indemnitee; and (iii) if Shareholder does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Parent Indemnitee may, at its option and through counsel of its choice, but with respect to one firm of counsel reasonably approved by Shareholder at Shareholder’s expense, assume control over the Defense. In any event, Shareholder and the Parent Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.
          11.2.3. All amounts owed by Shareholder to the Parent Indemnitee (if any) shall be paid in full within five (5) Business Days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.
     11.3 Survival of Representations, Warranties and Covenants. Each of the parties hereto hereby agrees that representations and warranties made by or on behalf of Target or Shareholder in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of twelve (12) months (the “Survival Period”), at which point they shall terminate and no claim for indemnification thereafter shall be brought in respect of them, except that a representation or warranty with respect to Section 4.1 (Authority), Section 4.3 (Ownership) and Section 4.11 (Taxes) shall survive the Closing Date for the maximum duration of the statute of limitations applicable with respect to such respective representation or warranty; provided, however, that from and after the third anniversary of the Closing, the Parent Indemnitees’ sole recourse against Shareholder with respect to Section 4.11 (Taxes) shall be for Indemnification Proceeds recovered by Shareholder under the June Stock Purchase Agreement pursuant to Section 6.16. The covenants set forth in this Agreement or any agreements executed pursuant hereto shall survive the Closing until such covenants have been performed or waived by the party seeking enforcement thereof.
     11.4 Limits on Indemnification. Shareholder’s liability under this Section 11 shall be limited as follows:
          11.4.1. Basket. Shareholder shall not be liable for any claim for indemnification pursuant to this Section 11 unless the amount of each claim involves Losses in excess of $50,000 (nor shall such claim below $50,000 be applied to or considered for purposes of calculating the deductible set forth in the next sentence). No amount shall be payable by Shareholder under this Section 11 unless and until the aggregate amount otherwise payable by Shareholder under this Section 11 exceeds $4,000,000. At such time as the total amount payable by Shareholder exceeds $4,000,000 in the aggregate, the Parent Indemnitees shall be entitled to be indemnified only for the amount of all damages that have been incurred or suffered by the Parent Indemnitees for which they are entitled to be indemnified under this Agreement that exceed $4,000,000.
          11.4.2. Cap. Subject to Section 6.16, Shareholder’s total liability under this Section 11 shall not exceed the fair market value of the Escrow Shares remaining in the Escrow Account at the applicable time.
          11.4.3. Time Periods. With respect to any Indemnification Matter under Section 11, Shareholder shall have no liability unless the Parent Indemnitee gives an Indemnification Notice with respect thereto within twelve (12) months after the Closing Date, provided that for all Losses for which an Indemnification Notice has been given prior to such date, the right to indemnification for any such Indemnification Matter shall survive until such claim for Losses has been resolved pursuant to the terms of this Agreement.
     11.5 Exceptions to Limitations. None of the limitations set forth in Section 11.4 shall apply in the case of any Indemnification Matter involving (a) fraud, (b) Indemnification Proceeds under Section 6.16 or (c) Losses incurred due to a breach of the representations and warranties set forth in Section 4.1 (Authority), Section 4.3 (Ownership), and Section 4.25 (Brokers Fees).
          11.5.1. Additional Limitations on Losses.
               11.4.4.1. Any claim for indemnification under this Section 11 shall be limited to the amount of actual Losses sustained by the Parent Indemnitee by reason of such breach or nonperformance. Shareholder shall not have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise.
               11.4.4.2. Any indemnification claim under this Section 11 asserted by any Parent Indemnitee with respect to any matter for which a reserve is included in the Latest Balance Sheet shall be reduced by the amount of such reserve.
               11.4.4.3. For all purposes of this Section 11, Losses shall be net of (i) any insurance, indemnification or other recoveries payable to the Parent Indemnitee or its affiliates under any insurance policy or any other Contract in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Parent Indemnitee or its affiliates arising in connection with the accrual, incurrence or payment of any such Losses. If Shareholder makes any payment on any claim, Shareholder shall be subrogated, to the extent of such payment, to all rights and remedies of the Parent

Indemnitee to any insurance benefits or other claims of the Parent Indemnitee with respect to such claim.
               11.4.4.4 The Parent Indemnitee shall cooperate with Shareholder with respect to resolving any claims or liabilities with respect to which Shareholder is obligated to indemnify such Parent Indemnitee, including by making commercially reasonable efforts to mitigate or resolve any such claims or liabilities.
     11.6 Satisfaction of Shareholder Losses. Subject to Section 6.16, in the event that Shareholder is required to indemnify any Parent Indemnitee for any Losses under this Section 11, Shareholder shall have the option to elect to satisfy such Losses either (i) in cash or (ii) by the return of Escrow Shares. The number of the Escrow Shares to be returned to satisfy any such Losses shall be calculated as the quotient of (A) the dollar amount of such Losses divided by (B) the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date such Losses become due and payable hereto as reported on The NASDAQ Global Market. Any amounts recovered by Parent under the June Stock Purchase Agreement, paid to Parent by Shareholder pursuant to Section 6.16 or otherwise paid in cash to Parent pursuant to this Section 11.6 shall entitle Shareholder to the distribution of Escrow Shares from the Escrow Agreement (to the extent any Escrow Shares continue to be held in escrow pursuant to the Escrow Agreement) with a value equal to such cash recovery or payment based on the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date of such recovery by Parent or payment by Shareholder to Parent as reported on The NASDAQ Global Market.
     11.7 Tax Treatment. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes, as between Parent and Shareholder, as an adjustment to the Purchase Price, unless otherwise required by applicable Law or Taxing Authority interpretations thereof.
     11.8 Remedies Exclusive. The remedies provided for in this Section 11 and elsewhere in this Agreement shall be exclusive and shall preclude assertion by any Parent Indemnitee of any other rights or the seeking of any and all other remedies against Shareholder for claims based on this Agreement or any other agreement, document or certificate delivered pursuant to this Agreement. Parent hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 11.7.
SECTION 12. Other Provisions
     12.1 Fees and Expenses. All fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel, and accountants shall be paid by the party incurring such fees, costs or expenses; provided, however, that such fees, costs and expenses of Shareholder shall be paid by Target. Notwithstanding the forgoing, the payment of any consulting, investment banking or financial advisory fees of Shareholder or Target shall be borne by Shareholder.

     12.2 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of Parent Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.
     12.3 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
     12.4 Publicity. At all times after the Closing Date, except as required by Law, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, Shareholder shall not make any public announcement regarding the transactions contemplated by this Agreement, nor shall Shareholder in any manner disseminate any information regarding Target, Parent or the transactions contemplated by this Agreement.
     12.5 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one Business Day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five Business Days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the Business Day transmitted if transmitted before 5:00 p.m. Central Time, and the next Business Day if transmitted after 5:00 p.m. confirmed in either case within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence; a “Business Day” as used in this Agreement means any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the United States or Denmark, as the case may be. Notices shall be sent to:
If to Target:
Dangaard Telecom A/S
Transitvej 12
6330 Padborg

Denmark
Attn: Hans Peter Alnor
Fax No: +45 7330 3135
With copy to:
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 1022
Attention: Charles Nathan
Fax No: 212-751-4864
If to Shareholder:
Dangaard Holding A/S
c/o Nordic Capital
Sankt Annæ Plads 11
1250 Copenhagen K
Denmark
Attn: Christian Dyvig
Fax No: +45 3344 7755
With copy to:
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 1022
Attention: Charles Nathan
Fax No: 212-751-4864
If to Parent:
Brightpoint, Inc.
2601 Metropolis Parkway, Suite 210
Plainfield, Indiana 46168
Attn: Steven E. Fivel, General Counsel
Fax No: (317) 707-2514
With copy to:
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Attention: Robert J. Mittman
Fax No: 212-885-5001

If to Nordic (for purposes of Sections 6.16 and 12.14 only):
Nordic Capital Fund VI
22 Grenville Street
St. Helier Jersey JE4 8PX
Channel Islands
Attention: Donna Preece
Fax No: +44 1534 635 855
     Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.5, provided that any such change of address notice shall not be effective unless and until received.
     12.6 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty except to the extent such exception’s or qualification’s relevance to such other representation or warranty is reasonably apparent.
     12.7 Entire Understanding. This Agreement, together with the exhibits and schedules hereto and the Confidentiality Agreement, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in Section 12 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Parent Indemnitee under any of the agreements contemplated by this Agreement.
     12.8 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Parent, Target, Shareholder and their respective successors and consented-to assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties, provided, however, Parent shall not be required to obtain the express prior written consent of the other parties in connection with its assignment of this Agreement or any of its rights or obligations hereunder in connection with any reorganization of Parent or its Subsidiaries, or transfer of the Target Shares to any of Parent’s direct or indirect Subsidiaries and/or affiliates, but only if any such assignment complies with the Danish Tax Order and Section 6.8.2.
     12.9 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto; provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
     12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.
     12.11 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.
     12.12 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
     12.13 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
     12.14 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).
     12.15 No Third-Party Beneficiaries. Except as set forth in Section 6.8.2, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Target.
     12.16 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

     12.17 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that any other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity. Notwithstanding the foregoing, in the event that Parent terminates this Agreement pursuant to Section 10.1.6 or 10.1.8, this Section 12.17 shall in no way obligate Parent to comply with its obligations under Section 6.1 hereof.
- Signature Page Follows -

Witness the due execution and delivery hereof as of the date first stated above.

Brightpoint, Inc.:		Nordic Capital VI Alpha, L.P. acting by its general partner Nordic Capital VI Limited (for the purposes of Sections 6.16 and 12.14 only):

By:	/s/ Steven E. Fivel	By:	/s/ Sarah Rayson

Name: Steven E. Fivel		Name: Sarah Rayson

Title: Executive Vice President, General Counsel and Secretary		Title: Director

Dangaard Telecom A/S:		Nordic Capital VI Beta, L.P. acting by its general partner Nordic Capital VI Limited (for purposes of Sections 6.16 and 12.14 only)

By:	/s/ Christian Dyvig /s/ Michael Haaning	By:	/s/ Sarah Rayson
/s/ Kim Gulstad

Names: Christian Dyvig, Michael Haaning and Kim Gulstad		Name: Sarah Rayson

Titles: Board Members		Title: Director

Dangaard Holding A/S:		NC VI Limited (for purposes of Sections 6.16 and 12.14 only)

By	/s/ Christian Dyvig /s/ Michael Haaning	By:	/s/ Sarah Rayson

Names: Christian Dyvig and Michael Haaning		Name: Sarah Rayson
Titles: Board Members		Title: Director

Nordic Industries Limited (for purposes of Sections 6.16 and 12.14 only):

		By:	/s/ Sarah Rayson

Name: Sarah Rayson

Title: Director

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)
Exhibits:
Exhibit A – Form of Escrow Agreement
Exhibit B – Form of Shareholder Agreement
Exhibit C – Form of Registration Rights Agreement

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LIST OF OMITTED EXHIBITS AND SCHEDULES

Exhibit	Description
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Shareholder Agreement
Exhibit C	Form of Registration Rights Agreement

Schedule	Description
Schedule 1.48	Parent Knowledge Individuals
Schedule 1.49	Shareholder’s Knowledge Individuals
Schedule 4.2	Noncontravention
Schedule 4.4	Organization, Standing and Power
Schedule 4.5	Capitalization
Schedule 4.7	Financial Statements; Internal Controls
Schedule 4.8	Accounts Receivable
Schedule 4.9	Inventory
Schedule 4.10	Operations Since the Last Balance Sheet Date
Schedule 4.11	Taxes
Schedule 4.12	Intellectual Property
Schedule 4.13	Employee and Independent Contractors
Schedule 4.14	Employee Benefit Plans
Schedule 4.15	Real Property owned by Target and Subsidiaries
Schedule 4.17	Material Contracts
Schedule 4.18	Related Party Transactions
Schedule 4.20	Insurance
Schedule 4.21	Compliance with Laws; Permits
Schedule 4.22	Proceedings and Judgments
Schedule 4.23	Customers, Prospects and Suppliers
Schedule 5.2	Noncontravention
Schedule 5.3	Organization, Standing and Power
Schedule 5.4	Capitalization
Schedule 5.5	Interests in Other Entities
Schedule 5.6	Parent Obligations
Schedule 5.8	Accounts Receivable
Schedule 5.9	Inventory
Schedule 5.10	Operations Since the Last Balance Sheet Date
Schedule 5.11	Taxes
Schedule 5.12	Intellectual Property
Schedule 5.13	Employee and Independent Contractors
Schedule 5.14	Parent Employee Benefit Plans
Schedule 5.15	Real Property
Schedule 5.17	Material Contracts
Schedule 5.18	Related Party Transactions

-i-

Schedule 5.19	Environmental Matters
Schedule 5.20	Insurance
Schedule 5.21	Compliance with Laws; Permits
Schedule 5.22	Proceedings and Judgments
Schedule 5.23	Customers, Prospects and Suppliers
Schedule 6.2	Conduct of Target’s Business
Schedule 6.3	Conduct of Parent’s Business
Schedule 6.15	Officers of Parent, Target and their Subsidiaries
Schedule 7.1.6	Consents and Approvals
Schedule 7.2.6	Consents and Approvals

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